PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To prospectus dated March 16, 2010)	Registration Statement 333-165504

$12,500,000
LINCOLN NATIONAL CORPORATION
DEFERRED COMPENSATON OBLIGATIONS

Offered as set forth in this Prospectus Supplement pursuant to the

LINCOLN NATIONAL CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
FOR AGENTS

This Prospectus Supplement relates to shares of our Deferred Compensation Obligations under the Lincoln National Corporation Executive Deferred Compensation Plan for Agents (the “Plan”) to be offered and sold to a select group of "Participants", consisting of highly compensated individuals holding a full-time agent's contract with The Lincoln National Life Insurance Company (“LNL”) and of similarly situated individuals associated with affiliates and subsidiaries of Lincoln National Corporation.

The filing of this Registration Statement is not an admission by us that the Deferred Compensation Obligations as defined below are securities or are subject to the registration requirements of the Securities Act.

Investing in our securities involves risks.  See “Risk Factors” beginning on page 3 of this Prospectus Supplement.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

April 28, 2010

TABLE OF CONTENTS

About this Prospectus Supplement	iii
General Information	1
Cautionary Statement Regarding Forward Looking Statements	1
Risk Factors	3
Plan Overview	23
Definitions	25
Plan Description	27
Eligibility and Participation	27
Deferral Provisions	27
Company Contributions	27
Vesting	29
Choosing a Beneficiary	29
Distributions and Taxes	29
Other Important Facts about the Plan	34
Participant Communications	35
Investment Elections	35
Trading Restrictions & Other Limitations	36
The Investment Supplement	36
Experts	53
Legal Matters	54
Where You Can Find More Information	54
Documents Incorporated By Reference	54

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REQUIRED DISCLOSURE FOR NORTH CAROLINA RESIDENTS
THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED OF THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.
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  ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This Prospectus Supplement also constitutes a Summary Plan Description, and highlights the key features of the Plan.   This Prospectus Supplement does not describe all the details of the Plan. The Plan Document explains your benefits, rights and responsibilities in more detail, and is the controlling document in the case of any discrepancy between this Prospectus Supplement and the Plan Document.   It is important for you to read and consider all information contained in this Prospectus Supplement in making your investment decision.  You should rely only on information in this Prospectus Supplement, the Plan Document or information to which we have referred you. You should also read and consider the additional information under the caption “Where You Can Find More Information.”  We have not authorized anyone to provide you with information that is different.  We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.  The information contained or incorporated by reference in this Prospectus Supplement is accurate only as of the respective dates of such information.  Our business, financial condition, results of operations and prospectus may have changed since those dates.

If you have any questions about the Plan that are not answered in this Prospectus Supplement, or if you would like a copy of the Plan Document, such additional information can be obtained (without charge) from Nolan Financial Group by calling Nolan’s Deferred Compensation Customer Service Line at this number: 888-907-8633.

IRS CIRCULAR 230 NOTICE: As required by the IRS, we inform you that any tax advice contained in this Prospectus Supplement was not intended or written to be used or referred to, and cannot be used or referred to (i) for the purpose of avoiding penalties under the Internal Revenue Code, or (ii) in promoting, marketing, or recommending to another party any transaction or matter addressed in this Prospectus Supplement.  Individuals should seek tax advice based on their own particular circumstances from an independent tax advisor.

Unless otherwise indicated, all references in this Prospectus Supplement to “LNC,” “we,” “our,” “us,” or similar terms refer to Lincoln National Corporation together with its subsidiaries and affiliates.

iii

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GENERAL INFORMATION
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Lincoln National Corporation (“LNC,” which also may be referred to as “Lincoln,” “we,” “our” or “us”) is a holding company, which operates multiple insurance and retirement businesses through subsidiary companies.  Through our business segments, we sell a wide range of wealth protection, accumulation and retirement income products and solutions.  These products include fixed and indexed annuities, variable annuities, universal life insurance (“UL”), variable universal life insurance (“VUL”), linked-benefit UL, term life insurance, mutual funds and group life insurance.  LNC was organized under the laws of the state of Indiana in 1968.  We currently maintain our principal executive offices in Radnor, Pennsylvania. “Lincoln Financial Group” is the marketing name for LNC and its subsidiary companies. As of December 31, 2009, LNC had consolidated assets of $177.4 billion and consolidated stockholders’ equity of $11.7 billion.

We provide products and services in two operating businesses and report results through four segments as follows:

Business	Corresponding Segments
Retirement Solutions	Annuities
Defined Contribution
Insurance Solutions	Life Insurance
Group Protection

    We also have Other Operations, which includes the financial data for operations that are not directly related to the business segments.  Other Operations also includes investments related to the excess capital in our insurance subsidiaries; investments in media properties and other corporate investments; benefit plan net assets; the unamortized deferred gain on indemnity reinsurance related to the sale of Swiss Re Life & Health America Inc. (“Swiss Re”) in the fourth quarter of 2001; includes our run-off institutional pension business; the results of certain disability income business due to the rescission of a reinsurance agreement with Swiss Re; and interest on debt.

  As a result of entering into agreements of sale for Lincoln National (UK) plc and Delaware Management Holdings, Inc. during 2009, we have reported the results of these businesses as discontinued operations on our Consolidated Statements of Income (Loss) and the assests and liabilities as held for sale on our Consolidated Balance Sheeds for all periods.

     The following description of the Plan is a summary of its key terms and provisions.  The statements contained in this Prospectus Supplement concerning the Plan are qualified in their entirety by reference to the terms of the
Plan itself, which is the legally controlling document.  Eligible participants and their beneficiaries may obtain copies of the Plan upon request, or review them at our principal executive office.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
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Certain statements made in this report and in other written or oral statements made by us or on our behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”).  A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like:  “believe,” “anticipate,” “expect,” “estimate,” “project,” “will,” “shall” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future actions, trends in our businesses, prospective services or products, future performance or financial results and the outcome of contingencies, such as legal proceedings.  We claim the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements.  Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements, include, among others:

•
Deterioration in general economic and business conditions, both domestic and foreign, that may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding and investment results;

•
Economic declines and credit market illiquidity could cause us to realize additional impairments on investments and certain intangible assets, including goodwill and a valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•	Uncertainty about the impact of existing or new stimulus legislation on the economy;
•	The cost and other consequences of our participation in the Capital Purchase Program (“CPP”), including the impact of existing regulation and future regulations to which we may become subject;
•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, our subsidiaries’ products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital (“RBC”) requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline (“AG”) 43 (“AG43,” also known as Commissioners Annuity Reserve Valuation Method for Variable Annuities or “VACARVM”); restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as:  adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and extra-contractual and class action damage cases; new decisions that result in changes in law; and unexpected trial court rulings;

•	Changes in interest rates causing a reduction of investment income, the margins of our subsidiaries’ fixed annuity and life insurance businesses and demand for their products;
•
A decline in the equity markets causing a reduction in the sales of our subsidiaries’ products, a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products, an acceleration of amortization of deferred acquisition costs (“DAC”), value of business acquired (“VOBA”), deferred sales inducements (“DSI”) and deferred front-end loads (“DFEL”) and an increase in liabilities related to guaranteed benefit features of our subsidiaries’ variable annuity products;

•	Ineffectiveness of our various hedging strategies used to offset the impact of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;
•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries’ products, in establishing related insurance reserves and in the amortization of intangibles that may cause an increase in reserves and/or a reduction in assets, resulting in a corresponding decrease in net income;

•	Changes in accounting principles generally accepted in the United States of America (“GAAP”) that may result in unanticipated changes to our net income;
•
Lowering of one or more of LNC’s debt ratings issued by nationally recognized statistical rating organizations and the adverse impact such action may have on LNC’s ability to raise capital and on its liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse impact such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•	Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in our portfolios requiring that we realize losses on such investments;

•
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including our ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

•	The adequacy and collectibility of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•
The unknown impact on our subsidiaries’ businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive.  “Risk Factors” below as well as our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the Securities and Exchange Commission (“SEC”) include additional factors that could impact LNC’s business and financial performance, which are incorporated herein by reference.  Moreover, we operate in a rapidly changing and competitive environment.  New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this Prospectus Supplement.

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RISK FACTORS
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You should carefully consider the risks described below and those incorporated by reference into this Prospectus Supplement before making an investment decision.  The risks and uncertainties described below and incorporated by reference into this Prospectus Supplement are not the only ones facing our company.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.  If any of these risks actually occur, our business, financial condition and results of operations could be materially affected.  In that case, the value of our Common Stock could decline substantially

Adverse capital and credit market conditions may affect our ability to meet liquidity needs, access to capital and cost of capital.

The capital and credit markets have experienced extreme volatility and disruption for more than twelve months.  During this period, the markets exerted downward pressure on availability of liquidity and credit capacity for certain issuers.

We need liquidity to pay our operating expenses, interest on our debt and dividends on our capital stock, to maintain our securities lending activities and to replace certain maturing liabilities.  Without sufficient liquidity, we will be forced to curtail our operations, and our business will suffer.  As a holding company with no direct operations, our principal asset is the capital stock of our insurance subsidiaries.  Our ability to meet our obligations for payment of interest and principal on outstanding debt obligations and to pay dividends to shareholders and corporate expenses depends significantly upon the surplus and earnings of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us.  Payments of dividends and advances or repayment of funds to us by our insurance subsidiaries are restricted by the applicable laws and regulations of their respective jurisdictions, including laws establishing minimum solvency and liquidity thresholds.  Changes in these laws could constrain the ability of our subsidiaries to pay dividends or to advance or repay funds to us in sufficient amounts and at times necessary to meet our debt obligations and corporate expenses.  For our insurance and other subsidiaries, the principal sources of our liquidity are insurance premiums and fees, annuity considerations and cash flow from our investment portfolio and assets, consisting mainly of cash or assets that are readily convertible into cash.  At the holding company level, sources of liquidity in normal markets also include a variety of short-term liquid investments and short- and long-term instruments, including credit facilities, commercial paper and medium- and long-term debt.

In the event that current resources do not satisfy our needs, we may have to seek additional financing.  The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit, the volume of trading activities, the overall availability of credit to the financial services industry, our credit ratings and credit capacity, as well as the possibility that customers or lenders could develop a negative perception of our long- or short-term financial prospects if we incur large investment losses or if the level of our business activity decreases due to a market downturn.  Similarly, our access to funds may be impaired if regulatory authorities or rating agencies take negative actions against us.  See “Item 1. Business – Ratings” in LNC’s Annual Report on Form 10-K for the year ended December 31, 2009 for a complete description of our ratings.  Our internal sources of liquidity may prove to be insufficient, and in such case, we may not be able to successfully obtain additional financing on favorable terms, or at all.

Disruptions, uncertainty or volatility in the capital and credit markets may also limit our access to capital required to operate our business, most significantly our insurance operations.  Such market conditions may limit our ability to replace, in a timely manner, maturing liabilities; satisfy statutory capital requirements; generate fee income and market-related revenue to meet liquidity needs; and access the capital necessary to grow our business.  As such, we may be forced to delay raising capital, issue shorter term securities than we prefer or bear an unattractive cost of capital which could decrease our profitability and significantly reduce our financial flexibility.  Recently, our credit spreads have shown considerable volatility.  A widening of our credit spreads could increase the interest rate we must pay on any new debt obligation we may issue.  Our results of operations, financial condition, cash flows and statutory capital position could be materially adversely affected by disruptions in the financial markets.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations and we expect any recovery to be slow.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world.  The stress experienced by global capital markets that began in the second half of 2007, substantially increased during the second half of 2008 and continued through the first part of 2009.  Concerns over unemployment, the availability and cost of credit, the U.S. mortgage market and a declining real estate market in the U.S. contributed to increased volatility and diminished expectations for the economy and the markets going forward.  These events and the reemergence of market upheavals may have an adverse effect on us, in part because we have a large investment portfolio and are also dependent upon customer behavior.  Our revenues are likely to decline in such circumstances and our profit margins could erode.  In addition, in the event of extreme prolonged market events, such as the global credit crisis, we could incur significant losses.  For example, for the year ended December 31, 2009, our earnings were unfavorably affected by realized investment losses and impairments of intangible assets of $1.1 billion.  Even in the absence of a market downturn, we are exposed to substantial risk of loss due to market volatility.

Factors such as consumer spending, business investment, government spending, the volatility and strength of the capital markets and inflation all affect the business and economic environment and, ultimately, the amount and profitability of our business.  In an economic downturn characterized by higher unemployment, lower family income, lower corporate earnings, lower business investment and lower consumer spending, the demand for our financial and insurance products could be adversely affected.  In addition, we may experience an elevated incidence of claims and lapses or surrenders of policies.  Our contract holders may choose to defer paying insurance premiums or stop paying insurance premiums altogether.  Adverse changes in the economy could affect earnings negatively and could have a material adverse effect on our business, results of operations and financial condition.

Our participation in the CPP subjects us to additional restrictions, oversight and costs, and has other potential consequences, which could materially affect our business, results and prospects.

On July 10, 2009, in connection with the CPP, we issued and sold to the U.S. Treasury 950,000 shares of Series B preferred stock together with a related warrant to purchase up to 13,049,451 shares of our common stock at an exercise price of $10.92 per share, in accordance with the terms of the CPP, for an aggregate purchase price of $950 million.  Access to CPP was an important component of our strategy to enhance our capital position and financial flexibility.  We believe that the amount of our participation in the CPP offers us the ability to exit the program, if necessary, to manage the potential material consequences to our businesses from the potential restrictions, oversight and costs of participation, which include the following:

•
Our acceptance of the CPP funds could cause us to be perceived as having greater capital needs and weaker overall financial prospects than those of our competitors that have stated that they are not participating in the CPP, which could adversely affect our competitive position and results;

•
Receipt of the CPP funds subjects us to restrictions, oversight and costs that may have an adverse impact on our financial condition, results of operations and the price of our common stock.  For example, the American Recovery and Reinvestment Act of 2009 and recently promulgated regulations thereunder contain significant limitations on the amount and form of bonus, retention and other incentive compensation that participants in the CPP may pay to executive officers and senior management.  These provisions may adversely affect our ability to attract and retain executive officers and other key personnel.  Other regulatory initiatives applicable to participants in federal funding programs may also be forthcoming as the U.S. government continues to address dislocations in the financial markets.  Compliance with such current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner;

•
Future federal statutes may adversely affect the terms of the CPP that are applicable to us and the U.S. Treasury may amend the terms of our agreement with them unilaterally if required by future statutes, including in a manner materially adverse to us;

•
Our participation in the CPP imposes additional restrictions on our ability to increase our common stock dividend.  In particular, we would need to obtain the U.S. Treasury’s consent for any increase in our current quarterly dividend of $0.01 per share of our common stock, as well as any stock repurchase, until the third anniversary of such investment unless, prior to such third anniversary, we redeem all of the shares of Series B preferred stock issued to the U.S. Treasury or the U.S. Treasury transfers such preferred stock to third parties.  We are also unable to repurchase or redeem shares of our common stock or any series of preferred stock outstanding unless all accrued and unpaid dividends for all past dividend periods on the Series B preferred stock issued to the U.S. Treasury are fully paid; and

•
If we do not repurchase the warrant from the U.S. Treasury when we repay the investment, the U.S. Treasury will liquidate the warrant, which will dilute the ownership interest of our existing holders of common stock.

If our businesses do not perform well and/or their estimated fair values decline or the price of our common stock does not increase, we may be required to recognize an impairment of our goodwill or to establish a valuation allowance against the deferred income tax asset, which could have a material adverse effect on our results of operations and financial condition.

Goodwill represents the excess of the acquisition price incurred to acquire subsidiaries and other businesses over the fair value of their net assets as of the date of acquisition.  As of December 31, 2009, we had a total of $3.0 billion of goodwill on our Consolidated Balance Sheets, of which $2.2 billion related to our Insurance Solutions – Life Insurance segment and $440 million related to our Retirement Solutions – Annuities segment.  We test goodwill at least annually for indications of value impairment with consideration given to financial performance and other relevant factors.  In addition, certain events, including a significant and adverse change in legal factors or the business climate, an adverse action or assessment by a regulator or unanticipated competition, would cause us to review the carrying amounts of goodwill for impairment.  Impairment testing is performed based upon estimates of the fair value of the “reporting unit” to which the goodwill relates.  The reporting unit is the operating segment or a business one level below that operating segment if discrete financial information is prepared and regularly reviewed by management at that level.  If the implied fair value of the reporting unit’s goodwill is lower than its carrying amount, goodwill is impaired and written down to its fair value, and a charge is reported in impairment of intangibles on our Consolidated Statements of Income (Loss).  For the year ended December 31, 2009, we took total pre-tax impairment charges of $680 million, primarily related to our annuities business.

Subsequent reviews of goodwill could result in additional impairment of goodwill during 2010, and such write downs could have a material adverse effect on our results of operations and financial position, but will not affect the statutory capital of our insurance subsidiaries.  For more information on goodwill, see “Part II – Item 7. Management’s Discussion and Analysis of Financial Condition – Critical Accounting Policies and Estimates – Goodwill and Other Intangible Assets” in LNC’s Annual Report on Form 10-K for the year ended December 31, 2009.

Deferred income tax represents the tax effect of the differences between the book and tax basis of assets and liabilities.  Deferred tax assets are assessed periodically by management to determine if they are realizable.  Factors in management’s determination include the performance of the business, including the ability to generate capital gains from a variety of sources and tax planning strategies.  If, based on available information, it is more likely than not that the deferred income tax asset will not be realized, then a valuation allowance must be established with a corresponding charge to net income.  Such valuation allowance could have a material adverse effect on our results of operations and financial position, but will not affect the statutory capital of our insurance subsidiaries.

Because we are a holding company with no direct operations, the inability of our subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations.

We are a holding company and we have no direct operations.  Our principal asset is the capital stock of our insurance subsidiaries.

At the holding company level, sources of liquidity in normal markets include a variety of short- and long-term instruments, including credit facilities, commercial paper and medium- and long-term debt.  However, our ability to meet our obligations for payment of interest and principal on outstanding debt obligations and to pay dividends to shareholders, repurchase our securities and pay corporate expenses depends primarily on the ability of our subsidiaries to pay dividends or to advance or repay funds to us.  Under Indiana laws and regulations, our Indiana insurance subsidiaries, including LNL, our primary insurance subsidiary, may pay dividends to us without prior approval of the Commissioner up to a certain threshold, or must receive prior approval of the Commissioner to pay a dividend if such dividend, along with all other dividends paid within the preceding 12 consecutive months exceed the statutory limitation.  The current Indiana statutory limitation is the greater of 10% of the insurer’s contract holders’ surplus, as shown on its last annual statement on file with the Commissioner or the insurer’s statutory net gain from operations for the prior calendar year.

In addition, payments of dividends and advances or repayment of funds to us by our insurance subsidiaries are restricted by the applicable laws of their respective jurisdictions requiring that our insurance subsidiaries hold a specified amount of minimum reserves in order to meet future obligations on their outstanding policies.  These regulations specify that the minimum reserves shall be calculated to be sufficient to meet future obligations, after giving consideration to future required premiums to be received, and are based on certain specified mortality and morbidity tables, interest rates and methods of valuation, which are subject to change.  In order to meet their claims-paying obligations, our insurance subsidiaries regularly monitor their reserves to ensure we hold sufficient amounts to cover actual or expected contract and claims payments.  At times, we may determine that reserves in excess of the minimum may be needed to ensure sufficiency.

Changes in these laws can constrain the ability of our subsidiaries to pay dividends or to advance or repay funds to us in sufficient amounts and at times necessary to meet our debt obligations and corporate expenses.  For example, in September of 2008, the National Association of Insurance Commissioners (“NAIC”) adopted a new statutory reserving standard for variable annuities known as VACARVM, which was effective as of December 31, 2009.  This reserving requirement replaced the previous statutory reserving practices for variable annuities with guaranteed benefits, and any change in reserving practices has the potential to increase or decrease statutory reserves from previous levels.  Requiring our insurance subsidiaries to hold additional reserves has the potential to constrain their ability to pay dividends to the holding company.

Investments of our insurance subsidiaries support their statutory reserve liabilities.  As of December 31, 2009, 67% of these investments were available-for-sale (“AFS”) fixed maturity securities of various holdings, types and maturities.  These investments are subject to general credit, liquidity, market and interest rate risks.  Beginning in 2008 and continuing into 2009, the capital and credit markets experienced an unusually high degree of volatility.  As a result, the market for fixed income securities has experienced illiquidity, increased price volatility, credit downgrade events and increased expected probability of default.  Securities that are less liquid are more difficult to value and may be hard to sell, if desired.  These market disruptions have led to increased impairments of securities in the general accounts of our insurance subsidiaries, thereby reducing contract holders’ surplus.

The earnings of our insurance subsidiaries also impact contract holders’ surplus.  Principal sources of earnings are insurance premiums and fees, annuity considerations and income from our investment portfolio and assets, consisting mainly of cash or assets that are readily convertible into cash.  Recent economic conditions have resulted in lower earnings in our insurance subsidiaries.  Lower earnings constrain the growth in our insurance subsidiaries’ capital, and therefore, can constrain the payment of dividends and advances or repayment of funds to us.

In addition, the amount of surplus that our insurance subsidiaries could pay as dividends is constrained by the amount of surplus they hold to maintain their financial strength ratings, to provide an additional layer of margin for risk protection and for future investment in our businesses.  Notwithstanding the foregoing, we believe that our insurance subsidiaries have sufficient liquidity to meet their contract holder obligations and maintain their operations.

The result of the difficult economic and market conditions in reducing the contract holders’ surplus of our insurance subsidiaries has affected our ability to pay shareholder dividends and to engage in share repurchases.  We have taken actions to reduce the holding company’s liquidity needs, including reducing our quarterly common dividend to $0.01 per share, as well as to increase the capital of our insurance subsidiaries through our $690 million common stock offering in June 2009 and participation in the TARP CPP.  In the event that current resources do not satisfy our current needs, we may have to seek additional financing, which may not be available or only available with unfavorable terms and conditions.  For a further discussion of liquidity, see “Part II – Item 7. Management’s Discussion and Analysis of Financial Condition –Review of Consolidated Financial Condition – Liquidity and Capital Resources” in LNC’s Annual Report on Form 10-K for the year ended December 31, 2009.

The difficulties faced by other financial institutions could adversely affect us.

We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks and other institutions.  Many of these transactions expose us to credit risk in the event of default of our counterparty.  In addition, with respect to secured transactions, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to it.  We also may have exposure to these financial institutions in the form of unsecured debt instruments, derivative transactions and/or equity investments.  There can be no assurance that any such losses or impairments to the carrying value of these assets would not materially and adversely affect our business and results of operations.

Furthermore, we distribute a significant amount of our insurance, annuity and mutual fund products through large financial institutions.  We believe that the mergers of several of these entities, as well as the negative impact of the markets on these entities, has disrupted and may lead to further disruption of their businesses, which may have a negative effect on our production levels.

Our participation in a securities lending program and a reverse repurchase program subjects us to potential liquidity and other risks.

We participate in a securities lending program for our general account whereby fixed income securities are loaned by our agent bank to third parties, primarily major brokerage firms and commercial banks.  The borrowers of our securities provide us with collateral, typically in cash, which we separately maintain.  We invest such cash collateral in other securities, primarily in commercial paper and money market or other short term funds.  Securities with a fair value of $479 million were on loan under the program as of December 31, 2009.  Securities loaned under such transactions may be sold or repledged by the transferee.  We were liable for cash collateral under our control of $501 million as of December 31, 2009.

We participate in a reverse repurchase program for our general account whereby we sell fixed income securities to third parties, primarily major brokerage firms, with a concurrent agreement to repurchase those same securities at a determined future date.  The borrowers of our securities provide us with cash collateral which is typically invested in fixed maturity securities.  The fair value of securities pledged under reverse repurchase agreements was $359 million as of December 31, 2009.

As of December 31, 2009, substantially all of the securities on loan under the program could be returned to us by the borrowers at any time.  Collateral received under the reverse repurchase program cannot be returned prior to maturity; however, market conditions on the repurchase date may limit our ability to enter into new agreements.  The return of loaned securities or our inability to enter into new reverse repurchase agreements would require us to return the cash collateral associated with such securities.  In addition, in some cases, the maturity of the securities held as invested collateral (i.e., securities that we have purchased with cash received from the third parties) may exceed the term of the related securities and the market value may fall below the amount of cash received as collateral and invested.  If we are required to return significant amounts of cash collateral on short notice and we are forced to sell securities to meet the return obligation, we may have difficulty selling such collateral that is invested in securities in a timely manner, and we may be forced to sell securities in a volatile or illiquid market for less than we otherwise would have been able to realize under normal market conditions, or both.  In addition, under stressful capital market and economic conditions, such as those conditions we have experienced in the last twelve months, liquidity broadly deteriorates, which may further restrict our ability to sell securities.

Our reserves for future policy benefits and claims related to our current and future business as well as businesses we may acquire in the future may prove to be inadequate.

We establish and carry, as a liability, reserves based on estimates of how much we will need to pay for future benefits and claims.  For our insurance products, we calculate these reserves based on many assumptions and estimates, including, but not limited to, estimated premiums we will receive over the assumed life of the policy, the timing of the event covered by the insurance policy, the lapse rate of the policies, the amount of benefits or claims to be paid and the investment returns on the assets we purchase with the premiums we receive.

As part of our transition plan related to the rescission of a reinsurance treaty covering disability income business, we conducted a reserve study to determine the adequacy of the reserves to cover contract holder obligations during the fourth quarter of 2009.  During the fourth quarter of 2009, we increased reserves as a result of our review of the adequacy of reserves supporting this business and wrote off certain receivables related to the rescission that were deemed to be uncollectible, which resulted in a $33 million unfavorable effect to net income.

The sensitivity of our statutory reserves and surplus established for our variable annuity base contracts and riders to changes in the equity markets will vary depending on the magnitude of the decline.  The sensitivity will be affected by the level of account values relative to the level of guaranteed amounts, product design and reinsurance.  Statutory reserves for variable annuities depend upon the cumulative equity market impacts on the business in force, and therefore, result in non-linear relationships with respect to the level of equity market performance within any reporting period.

The assumptions and estimates we use in connection with establishing and carrying our reserves are inherently uncertain.  Accordingly, we cannot determine with precision the ultimate amount or the timing of the payment of actual benefits and claims or whether the assets supporting the policy liabilities will grow to the level we assume prior to payment of benefits or claims.  If our actual experience is different from our assumptions or estimates, our reserves may prove to be inadequate in relation to our estimated future benefits and claims.

Because the equity markets and other factors impact the profitability and expected profitability of many of our products, changes in equity markets and other factors may significantly affect our business and profitability.

The fee revenue that we earn on equity-based variable annuities and VUL insurance policies is based upon account values.  Because strong equity markets result in higher account values, strong equity markets positively affect our net income through increased fee revenue.  Conversely, a weakening of the equity markets results in lower fee income and may have a material adverse effect on our results of operations and capital resources.

The increased fee revenue resulting from strong equity markets increases the expected gross profits (“EGPs) from variable insurance products as do better than expected lapses, mortality rates and expenses.  As a result, higher EGPs may result in lower net amortized costs related to deferred acquisition costs (“DAC”), deferred sales inducements (“DSI”), value of business acquired (“VOBA”), DFEL and changes in future contract benefits.  However, a decrease in the equity markets, as well as worse than expected increases in lapses, mortality rates and expenses, depending upon their significance, may result in higher net amortized costs associated with DAC, DSI, VOBA, DFEL and changes in future contract benefits and may have a material adverse effect on our results of operations and capital resources.  For example, in the fourth quarter of 2008, we reset our baseline of account values from which EGPs are projected, which we refer to as our “reversion to the mean” (“RTM”) process.  As a result of this and the impact of the volatile capital market conditions on our annuity reserves, we had a cumulative unfavorable prospective unlocking of $223 million, after-tax.  If unfavorable economic conditions return, additional unlocking of our RTM assumptions could be possible in future periods.  However, if we were to have unlocked our RTM assumption in the corridor as of December 31, 2009, we would have recorded a favorable prospective unlocking of approximately $300 million, pre-tax, as a result of improved market conditions in 2009.  For further information about our RTM process, see “Part II – Item 7. Management’s Discussion and Analysis of Financial Condition –Critical Accounting Policies and Estimates – DAC, VOBA, DSI and DFEL” in LNC’s Annual Report on Form 10-K for the year ended December 31, 2009.

Changes in the equity markets, interest rates and/or volatility affect the profitability of our products with guaranteed benefits; therefore, such changes may have a material adverse effect on our business and profitability.

Certain of our variable annuity products include guaranteed benefit riders.  These include guaranteed death benefit (“GDB”), guaranteed withdrawal benefit (“GWB”) and guaranteed income benefit (“GIB”) riders.  Our GWB, GIB and 4LATER® (a form of GIB rider) features have elements of both insurance benefits accounted for under the Financial Services – Insurance – Claim Costs and Liabilities for Future Policy Benefits Subtopic of the Financial Accounting Standards Board (“FASB”) Accounting Standards CodificationTM (“ASC”) (“benefit reserves”) and embedded derivatives accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“embedded derivative reserves”). The benefit reserves resulting from a benefit ratio unlocking component are calculated in a manner consistent with our GDB, as described below.  We calculate the value of the embedded derivative reserve and the benefit reserves based on the specific characteristics of each guaranteed living benefit feature.  The amount of reserves related to GDB for variable annuities is tied to the difference between the value of the underlying accounts and the GDB, calculated using a benefit ratio approach.  The GDB reserves take into account the present value of total expected GDB payments, the present value of total expected GDB assessments over the life of the contract, claims paid to date and assessments to date.  Reserves for our GIB and certain GWB with lifetime benefits are based on a combination of fair value of the underlying benefit and a benefit ratio approach that is based on the projected future payments in excess of projected future account values.  The benefit ratio approach takes into account the present value of total expected GIB payments, the present value of total expected GIB assessments over the life of the contract, claims paid to date and assessments to date.  The amount of reserves related to those GWB that do not have lifetime benefits is based on the fair value of the underlying benefit.

Both the level of expected payments and expected total assessments used in calculating the benefit ratio are affected by the equity markets.  The liabilities related to fair value are impacted by changes in equity markets, interest rates and volatility.  Accordingly, strong equity markets will decrease the amount of reserves that we must carry, and strong equity markets, increases in interest rates and decreases in volatility will generally decrease the reserves calculated using fair value.  Conversely, a decrease in the equity markets will increase the expected future payments used in the benefit ratio approach, which has the effect of increasing the amount of reserves.  Also, a decrease in the equity market along with a decrease in interest rates and an increase in volatility will generally result in an increase in the reserves calculated using fair value, which are the conditions we have experienced recently.

Increases in reserves would result in a charge to our earnings in the quarter in which the increase occurs.  Therefore, we maintain a customized dynamic hedge program that is designed to mitigate the risks associated with income volatility around the change in reserves on guaranteed benefits.  However, the hedge positions may not be effective to exactly offset the changes in the carrying value of the guarantees due to, among other things, the time lag between changes in their values and corresponding changes in the hedge positions, high levels of volatility in the equity markets and derivatives markets, extreme swings in interest rates, contract holder behavior different than expected, a strategic decision to under- or over-hedge in reaction to extreme market conditions or inconsistencies between economic and statutory reserving guidelines and divergence between the performance of the underlying funds and hedging indices.  For example, for the years ended December 31, 2009, 2008 and 2007, we experienced a breakage on our guaranteed living benefits net derivatives results of $(137) million, $176 million and $(136) million, respectively, pre-tax and before the associated amortization of DAC, VOBA, DSI and DFEL and changes in other contract holder funds and funds withheld reinsurance liabilities.  Breakage is defined as the difference between the change in the value of the liabilities, excluding the amount related to the non-performance risk component, and the change in the fair value of the derivatives.  Breakage can be positive or negative.  The non-performance risk factor is required under the Fair Value Measurements and Disclosures Topic of the FASB ASC, which requires us to consider our own credit standing, which is not hedged, in the valuation of certain of these liabilities.  A decrease in our own credit spread could cause the value of these liabilities to increase, resulting in a reduction to net income.  Conversely, an increase in our own credit spread could cause the value of these liabilities to decrease, resulting in an increase to net income.

In addition, we remain liable for the guaranteed benefits in the event that derivative counterparties are unable or unwilling to pay, and we are also subject to the risk that the cost of hedging these guaranteed benefits increases, resulting in a reduction to net income.  These, individually or collectively, may have a material adverse effect on net income, financial condition or liquidity.

Changes in interest rates may cause interest rate spreads to decrease and may result in increased contract withdrawals.

Because the profitability of our fixed annuity and interest-sensitive whole life, UL and fixed portion of defined contribution and VUL insurance business depends in part on interest rate spreads, interest rate fluctuations could negatively affect our profitability.  Changes in interest rates may reduce both our profitability from spread businesses and our return on invested capital.  Some of our products, principally fixed annuities, interest-sensitive whole life, UL and the fixed portion of VUL insurance, have interest rate guarantees that expose us to the risk that changes in interest rates will reduce our spread, or the difference between the amounts that we are required to pay under the contracts and the amounts we are able to earn on our general account investments intended to support our obligations under the contracts.  Declines in our spread or instances where the returns on our general account investments are not enough to support the interest rate guarantees on these products could have a material adverse effect on our businesses or results of operations.

In periods of increasing interest rates, we may not be able to replace the assets in our general account with higher yielding assets needed to fund the higher crediting rates necessary to keep our interest-sensitive products competitive.  We therefore may have to accept a lower spread and thus lower profitability or face a decline in sales and greater loss of existing contracts and related assets.  In periods of declining interest rates, we have to reinvest the cash we receive as interest or return of principal on our investments in lower yielding instruments then available.  Moreover, borrowers may prepay fixed-income securities, commercial mortgages and mortgage-backed securities in our general account in order to borrow at lower market rates, which exacerbates this risk.  Because we are entitled to reset the interest rates on our fixed rate annuities only at limited, pre-established intervals, and since many of our contracts have guaranteed minimum interest or crediting rates, our spreads could decrease and potentially become negative.  Increases in interest rates may cause increased surrenders and withdrawals of insurance products.  In periods of increasing interest rates, policy loans and surrenders and withdrawals of life insurance policies and annuity contracts may increase as contract holders seek to buy products with perceived higher returns.  This process may lead to a flow of cash out of our businesses.  These outflows may require investment assets to be sold at a time when the prices of those assets are lower because of the increase in market interest rates, which may result in realized investment losses.  A sudden demand among consumers to change product types or withdraw funds could lead us to sell assets at a loss to meet the demand for funds.

Our requirements to post collateral or make payments related to declines in market value of specified assets may adversely affect our liquidity and expose us to counterparty credit risk.

Many of our transactions with financial and other institutions, including settling futures positions, specify the circumstances under which the parties are required to post collateral.  The amount of collateral we may be required to post under these agreements may increase under certain circumstances, which could adversely affect our liquidity.  In addition, under the terms of some of our transactions, we may be required to make payments to our counterparties related to any decline in the market value of the specified assets.

Losses due to defaults by others could reduce our profitability or negatively affect the value of our investments.

Third parties that owe us money, securities or other assets may not pay or perform their obligations.  These parties include the issuers whose securities we hold, borrowers under the mortgage loans we make, customers, trading counterparties, counterparties under swaps and other derivative contracts, reinsurers and other financial intermediaries.  These parties may default on their obligations to us due to bankruptcy, lack of liquidity, downturns in the economy or real estate values, operational failure, corporate governance issues or other reasons.  A further downturn in the U.S. and other economies could result in increased impairments.

Defaults on our mortgage loans and write downs of mortgage equity may adversely affect our profitability.

Our mortgage loans face default risk and are principally collateralized by commercial properties.  Mortgage loans are stated on our balance sheet at unpaid principal balance, adjusted for any unamortized premium or discount, deferred fees or expenses, and are net of valuation allowances.  We establish valuation allowances for estimated impairments as of the balance sheet date based on information, such as the market value of the underlying real estate securing the loan, any third party guarantees on the loan balance or any cross collateral agreements and their impact on expected recovery rates.  As of December 31, 2009, there were nine impaired mortgage loans, or less than 1% of total mortgage loans, and eight commercial mortgage loans that were two or more payments delinquent.  The performance of our mortgage loan investments, however, may fluctuate in the future.  In addition, some of our mortgage loan investments have balloon payment maturities.  An increase in the default rate of our mortgage loan investments could have a material adverse effect on our business, results of operations and financial condition.

Further, any geographic or sector exposure in our mortgage loans may have adverse effects on our investment portfolios and consequently on our consolidated results of operations or financial condition.  While we seek to mitigate this risk by having a broadly diversified portfolio, events or developments that have a negative effect on any particular geographic region or sector may have a greater adverse effect on the investment portfolios to the extent that the portfolios are exposed.

For information about our risk of write downs of mortgage equity, see “Part II – Item 7. Management’s Discussion and Analysis of Financial Condition – Consolidated Investments – Standby Real Estate Equity Commitments” and “Review of Consolidated Financial Condition – Liquidity and Capital Resources – Uses of Capital” in LNC’s Annual Report on Form 10-K for the year ended December 31, 2009.

Our investments are reflected within our consolidated financial statements utilizing different accounting bases, and, accordingly, there may be significant differences between cost and fair value that are not recorded in our consolidated financial statements.

Our principal investments are in fixed maturity and equity securities, mortgage loans on real estate, policy loans, short-term investments, derivative instruments, limited partnerships and other invested assets.  The carrying value of such investments is as follows:

•
Fixed maturity and equity securities are classified as AFS, except for those designated as trading securities, and are reported at their estimated fair value.  The difference between the estimated fair value and amortized cost of such securities (i.e., unrealized investment gains and losses) is recorded as a separate component of other comprehensive income (loss) (“OCI”), net of adjustments to DAC, contract holder related amounts and deferred income taxes;

•
Fixed maturity and equity securities designated as trading securities, which in certain cases support reinsurance arrangements, are recorded at fair value with subsequent changes in fair value recognized in realized loss.  However, offsetting the changes to fair value of the trading securities are corresponding changes in the fair value of the embedded derivative liability associated with the underlying reinsurance arrangement.  In other words, the investment results for the trading securities, including gains and losses from sales, are passed directly to the reinsurers through the contractual terms of the reinsurance arrangements.  However, there are trading securities associated with the disability income business for which the reinsurance agreement with Swiss Re was rescinded, and therefore, we now retain the gains and losses on those securities;

•
Short-term investments include investments with remaining maturities of one year or less, but greater than three months, at the time of acquisition and are stated at amortized cost, which approximates fair value;

•	Mortgage loans on real estate are carried at unpaid principal balances, adjusted for any unamortized premiums or discounts and deferred fees or expenses, net of valuation allowances;
•	Policy loans are carried at unpaid principal balances;
•	Real estate joint ventures and other limited partnership interests are carried using the equity method of accounting; and
•
Other invested assets consist principally of derivatives with positive fair values.  Derivatives are carried at fair value with changes in fair value reflected in income from non-qualifying derivatives and derivatives in fair value hedging relationships.  Derivatives in cash flow hedging relationships are reflected as a separate component of other comprehensive income or loss.

Investments not carried at fair value on our consolidated financial statements, principally, mortgage loans, policy loans and real estate, may have fair values which are substantially higher or lower than the carrying value reflected on our consolidated financial statements.  In addition, unrealized losses are not reflected in net income unless we realize the losses by either selling the security at below amortized cost or determine that the decline in fair value is deemed to be other-than-temporary (i.e., impaired).  Each of such asset classes is regularly evaluated for impairment under the accounting guidance appropriate to the respective asset class.

Our valuation of fixed maturity, equity and trading securities may include methodologies, estimations and assumptions which are subject to differing interpretations and could result in changes to investment valuations that may materially adversely affect our results of operations or financial condition.

Fixed maturity, equity and trading securities and short-term investments, which are reported at fair value on our Consolidated Balance Sheets, represented the majority of our total cash and invested assets.  Pursuant to the Fair Value Measurements and Disclosures Topics of the FASB ASC, we have categorized these securities into a three-level hierarchy, based on the priority of the inputs to the respective valuation technique.  The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The determination of fair values in the absence of quoted market prices is based on valuation methodologies, securities we deem to be comparable and assumptions deemed appropriate given the circumstances.  The fair value estimates are made at a specific point in time, based on available market information and judgments about financial instruments, including estimates of the timing and amounts of expected future cash flows and the credit standing of the issuer or counterparty.  Factors considered in estimating fair value include coupon rate, maturity, estimated duration, call provisions, sinking fund requirements, credit rating, industry sector of the issuer and quoted market prices of comparable securities.  The use of different methodologies and assumptions may have a material effect on the estimated fair value amounts.

During periods of market disruption, including periods of significantly increasing/decreasing or high/low interest rates, rapidly widening credit spreads or illiquidity, it may be difficult to value certain of our securities if trading becomes less frequent and/or market data becomes less observable.  There may be certain asset classes that were in active markets with significant observable data that become illiquid due to the current financial environment.  In such cases, more securities may fall to Level 3 and thus require more subjectivity and management judgment.  As such, valuations may include inputs and assumptions that are less observable or require greater estimation, as well as valuation methods which are more sophisticated or require greater estimation, thereby resulting in values which may be less than the value at which the investments may be ultimately sold.  Further, rapidly changing and unprecedented credit and equity market conditions could materially impact the valuation of securities as reported within our consolidated financial statements and the period-to-period changes in value could vary significantly.  Decreases in value may have a material adverse effect on our results of operations or financial condition.

Some of our investments are relatively illiquid and are in asset classes that have been experiencing significant market valuation fluctuations.

We hold certain investments that may lack liquidity, such as privately placed fixed maturity securities, mortgage loans, policy loans and other limited partnership interests.  These asset classes represented 24% of the carrying value of our total cash and invested assets as of December 31, 2009.  Even some of our very high quality assets have been more illiquid as a result of the recent challenging market conditions.

If we require significant amounts of cash on short notice in excess of normal cash requirements or are required to post or return collateral in connection with our investment portfolio, derivatives transactions or securities lending activities, we may have difficulty selling these investments in a timely manner, be forced to sell them for less than we otherwise would have been able to realize, or both.

The reported value of our relatively illiquid types of investments, our investments in the asset classes described in the paragraph above and, at times, our high quality, generally liquid asset classes, do not necessarily reflect the lowest current market price for the asset.  If we were forced to sell certain of our assets in the current market, there can be no assurance that we would be able to sell them for the prices at which we have recorded them and we might be forced to sell them at significantly lower prices.

We invest a portion of our invested assets in investment funds, many of which make private equity investments.  The amount and timing of income from such investment funds tends to be uneven as a result of the performance of the underlying investments, including private equity investments.  The timing of distributions from the funds, which depends on particular events relating to the underlying investments, as well as the funds’ schedules for making distributions and their needs for cash, can be difficult to predict.  As a result, the amount of income that we record from these investments can vary substantially from quarter to quarter.  Recent equity and credit market volatility may reduce investment income for these types of investments.

In addition, other external factors may cause a drop in value of investments, such as ratings downgrades on asset classes.  For example, Congress has proposed legislation to amend the U.S. Bankruptcy Code to permit bankruptcy courts to modify mortgages on primary residences, including an ability to reduce outstanding mortgage balances.  Such actions by bankruptcy courts may impact the ratings and valuation of our residential mortgage-backed investment securities.

The determination of the amount of allowances and impairments taken on our investments is highly subjective and could materially impact our results of operations or financial position.

The determination of the amount of allowances and impairments varies by investment type and is based upon our periodic evaluation and assessment of known and inherent risks associated with the respective asset class.  Such evaluations and assessments are revised as conditions change and new information becomes available.  Management updates its evaluations regularly and reflects changes in allowances and impairments in operations as such evaluations are revised.  There can be no assurance that our management has accurately assessed the level of impairments taken and allowances reflected in our financial statements.  Furthermore, additional impairments may need to be taken or allowances provided for in the future.  Historical trends may not be indicative of future impairments or allowances.

We adopted updates to the Investments – Debt and Equity Securities Topic of the FASB ASC for our debt securities effective January 1, 2009.  This adoption required that an other-than-temporary impairment (“OTTI”) loss be separated into the amount representing the decrease in cash flows expected to be collected, or “credit loss,” which is recognized in earnings, and the amount related to all other factors, or “noncredit loss,” which is recognized in OCI.  In addition, the requirement for management to assert that it has the intent and ability to hold an impaired security until recovery was replaced by the requirement for management to assert if it either has the intent to sell the debt security or if it is more likely than not the entity will be required to sell the debt security before recovery of its amortized cost basis.

We regularly review our AFS securities for declines in fair value that we determine to be other-than-temporary.  For an equity security, if we do not have the ability and intent to hold the security for a sufficient period of time to allow for a recovery in value, we conclude that an OTTI has occurred, and the amortized cost of the equity security is written down to the current fair value, with a corresponding change to realized gain (loss) on our Consolidated Statements of Income (Loss).  When assessing our ability and intent to hold the equity security to recovery, we consider, among other things, the severity and duration of the decline in fair value of the equity security as well as the cause of decline, a fundamental analysis of the liquidity, business prospects and overall financial condition of the issuer.

For a debt security, if we intend to sell a security or it is more likely than not we will be required to sell a debt security before recovery of its amortized cost basis and the fair value of the debt security is below amortized cost, we conclude than an OTTI has occurred and the amortized cost is written down to current fair value, with a corresponding charge to realized loss on our Consolidated Statements of Income.  If we do not intend to sell a debt security or it is not more likely than not we will be required to sell a debt security before recovery of its amortized cost basis but the present value of the cash flows expected to be collected is less than the amortized cost of the debt security (referred to as the credit loss), we conclude that an OTTI has occurred and the amortized cost is written down to the estimated recovery value with a corresponding charge to realized loss on our Consolidated Statements of Income (Loss), as this is also deemed the credit portion of the OTTI.  The remainder of the decline to fair value is recorded in OCI to unrealized OTTI on AFS securities on our Consolidated Statements of Stockholders’ Equity, as this is considered a noncredit (i.e., recoverable) impairment.  Net OTTI recognized in net income (loss) was $392 million, $851 million and $261 million, pre-tax, for the years ended December 31, 2009, 2008 and 2007, respectively.  The portion of OTTI recognized in OCI for the year ended December 31, 2009, was $275 million, pre-tax.

Related to our unrealized losses, we establish deferred tax assets for the tax benefit we may receive in the event that losses are realized.  The realization of significant realized losses could result in an inability to recover the tax benefits and may result in the establishment of valuation allowances against our deferred tax assets.  Realized losses or impairments may have a material adverse impact on our results of operations and financial position.

We will be required to pay interest on our capital securities with proceeds from the issuance of qualifying securities if we fail to achieve capital adequacy or net income and stockholders’ equity levels.

As of December 31, 2009, we had approximately $1.5 billion in principal amount of capital securities outstanding.  All of the capital securities contain covenants that require us to make interest payments in accordance with an alternative coupon satisfaction mechanism (“ACSM”) if we determine that one of the following triggers exists as of the 30th day prior to an interest payment date, or the “determination date”:

1.  LNL’s RBC ratio is less than 175% (based on the most recent annual financial statement filed with the State of Indiana); or
2.  (i) The sum of our consolidated net income for the four trailing fiscal quarters ending on the quarter that is two quarters prior to the most recently completed quarter prior to the determination date is zero or negative, and (ii) our consolidated stockholders’ equity (excluding accumulated OCI and any increase in stockholders’ equity resulting from the issuance of preferred stock during a quarter), or “adjusted stockholders’ equity,” as of (x) the most recently completed quarter and (y) the end of the quarter that is two quarters before the most recently completed quarter, has declined by 10% or more as compared to the quarter that is ten fiscal quarters prior to the last completed quarter, or the “benchmark quarter.”

The ACSM would generally require us to use commercially reasonable efforts to satisfy our obligation to pay interest in full on the capital securities with the net proceeds from sales of our common stock and warrants to purchase our common stock with an exercise price greater than the market price.  We would have to utilize the ACSM until the trigger events above no longer existed, and, in the case of test 2 above, our adjusted stockholders’ equity amount increased or declined by less than 10% as compared to the adjusted stockholders’ equity at the end of the benchmark quarter for each interest payment date as to which interest payment restrictions were imposed by test 2 above.

If we were required to utilize the ACSM and were successful in selling sufficient shares of common stock or warrants to satisfy the interest payment, we would dilute the current holders of our common stock.  Furthermore, while a trigger event is occurring and if we do not pay accrued interest in full, we may not, among other things, pay dividends on or repurchase our capital stock.  Our failure to pay interest pursuant to the ACSM will not result in an event of default with respect to the capital securities, nor will a nonpayment of interest, unless it lasts for ten consecutive years, although such breaches may result in monetary damages to the holders of the capital securities.

In recent quarters, we have triggered the net income test as a result of quarterly consolidated net losses, and we may continue to trigger the net income test looking forward to future quarters.  However, our efforts to raise capital in the form of equity in the second and third quarters of 2009 resulted in no trigger of the overall stockholders’ equity test looking forward to the quarters ending March 31, 2010, and June 30, 2010.

The calculations of RBC, net income (loss) and adjusted stockholders’ equity are subject to adjustments and the capital securities are subject to additional terms and conditions as further described in supplemental indentures filed as exhibits to our Forms 8-K filed on March 13, 2007, May 17, 2006, and April 20, 2006.

A decrease in the capital and surplus of our insurance subsidiaries may result in a downgrade to our credit and insurer financial strength ratings.

In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending on a variety of factors, including the amount of statutory income or losses generated by our insurance subsidiaries (which itself is sensitive to equity market and credit market conditions), the amount of additional capital our insurance subsidiaries must hold to support business growth, changes in reserving requirements, such as VACARVM and principles based reserving, our inability to secure capital market solutions to provide reserve relief, such as issuing letters of credit to support captive reinsurance structures, changes in equity market levels, the value of certain fixed-income and equity securities in our investment portfolio, the value of certain derivative instruments that do not get hedge accounting, changes in interest rates and foreign currency exchange rates, as well as changes to the NAIC RBC formulas. The RBC ratio is also affected by the product mix of the in-force book of business (i.e., the amount of business without guarantees is not subject to the same level of reserves as the business with guarantees).  Most of these factors are outside of our control.  Our credit and insurer financial strength ratings are significantly influenced by the statutory surplus amounts and RBC ratios of our insurance company subsidiaries.  The RBC ratio of LNL is an important factor in the determination of the credit and financial strength ratings of LNC and its subsidiaries.  In addition, rating agencies may implement changes to their internal models that have the effect of increasing or decreasing the amount of statutory capital we must hold in order to maintain our current ratings.  In addition, in extreme scenarios of equity market declines, the amount of additional statutory reserves that we are required to hold for our variable annuity guarantees may increase at a rate greater than the rate of change of the markets.  Increases in reserves reduce the statutory surplus used in calculating our RBC ratios.  To the extent that our statutory capital resources are deemed to be insufficient to maintain a particular rating by one or more rating agencies, we may seek to raise additional capital through public or private equity or debt financing, which may be on terms not as favorable as in the past.  Alternatively, if we were not to raise additional capital in such a scenario, either at our discretion or because we were unable to do so, our financial strength and credit ratings might be downgraded by one or more rating agencies.  For more information on risks regarding our ratings, see “A downgrade in our financial strength or credit ratings could limit our ability to market products, increase the number or value of policies being surrendered and/or hurt our relationships with creditors” below.

A downgrade in our financial strength or credit ratings could limit our ability to market products, increase the number or value of policies being surrendered and/or hurt our relationships with creditors.

Nationally recognized rating agencies rate the financial strength of our principal insurance subsidiaries and rate our debt.  Ratings are not recommendations to buy our securities.  Each of the rating agencies reviews its ratings periodically, and our current ratings may not be maintained in the future.  In late September and early October of 2008, A.M. Best, Fitch, Moody’s and Standard & Poors (“S&P”) each revised their outlook for the U.S. life insurance sector from stable to negative.  We believe that the rating agencies continue to have the life insurance industry on negative outlook until a sustained recovery in the general economy.

Our financial strength ratings, which are intended to measure our ability to meet contract holder obligations, are an important factor affecting public confidence in most of our products and, as a result, our competitiveness.  A downgrade of the financial strength rating of one of our principal insurance subsidiaries could affect our competitive position in the insurance industry by making it more difficult for us to market our products as potential customers may select companies with higher financial strength ratings and by leading to increased withdrawals by current customers seeking companies with higher financial strength ratings.

This could lead to a decrease in fees as net outflows of assets increase, and therefore, result in lower fee income.  Furthermore, sales of assets to meet customer withdrawal demands could also result in losses, depending on market conditions.  The interest rates we pay on our borrowings are largely dependent on our credit ratings.  A downgrade of our debt ratings could affect our ability to raise additional debt, including bank lines of credit, with terms and conditions similar to our current debt, and accordingly, likely increase our cost of capital.

As a result of raising capital of approximately $2.1 billion in the second and third quarters of 2009, Moody’s, S&P, Fitch and A.M. Best affirmed our debt ratings and the financial strength ratings of LNL, Lincoln Life & Annuity Company of New York (“LLANY”) and First Penn-Pacific Life Insurance Company (“FPP”).  Our ratings outlook remains negative, with the exception of S&P, which revised its outlook to stable from negative.  All of our ratings and ratings of our principal insurance subsidiaries are subject to revision or withdrawal at any time by the rating agencies, and therefore, no assurance can be given that our principal insurance subsidiaries or we can maintain these ratings.  See “Part I – Item 1.  Business – Ratings” of LNC’s Annual Report on Form 10-K for the year ended December 31, 2009 for a complete description of our ratings.

Certain blocks of our insurance business purchased from third-party insurers under indemnity reinsurance agreements may require us to place assets in trust, secure letters of credit or return the business, if the financial strength ratings and/or capital ratios of certain insurance subsidiaries are not maintained at specified levels.

Under certain indemnity reinsurance agreements, one of our insurance subsidiaries, LLANY, provides 100% indemnity reinsurance for the business assumed, however, the third-party insurer, or the “cedent,” remains primarily liable on the underlying insurance business.  Under these types of agreements, as of December 31, 2009, we held statutory reserves of approximately $3.4 billion.  These indemnity reinsurance arrangements require that our subsidiary, as the reinsurer, maintain certain insurer financial strength ratings and capital ratios.  If these ratings or capital ratios are not maintained, depending upon the reinsurance agreement, the cedent may recapture the business, or require us to place assets in trust or provide letters of credit at least equal to the relevant statutory reserves.  Under the largest indemnity reinsurance arrangement, we held approximately $2.2 billion of statutory reserves as of December 31, 2009.  LLANY must maintain an A.M. Best financial strength rating of at least B+, an S&P financial strength rating of at least BB+ and a Moody’s financial strength rating of at least Ba1, as well as maintain a RBC ratio of at least 160% or an S&P capital adequacy ratio of 100%, or the cedent may recapture the business.  Under two other arrangements, by which we established approximately $1 billion of statutory reserves, LLANY must maintain an A.M. Best financial strength rating of at least B++, an S&P financial strength rating of at least BBB- and a Moody’s financial strength rating of at least Baa3.  One of these arrangements also requires LLANY to maintain an RBC ratio of at least 185% or an S&P capital adequacy ratio of 115%.  Each of these arrangements may require LLANY to place assets in trust equal to the relevant statutory reserves.  As of December 31, 2009, LLANY’s RBC ratio exceeded 600%.  See “Part I – Item 1.  Business – Ratings” of LNC’s Annual Report on Form 10-K for the year ended December 31, 2009 for a complete description of our ratings.

If the cedent recaptured the business, LLANY would be required to release reserves and transfer assets to the cedent.  Such a recapture could adversely impact our future profits.  Alternatively, if LLANY established a security trust for the cedent, the ability to transfer assets out of the trust could be severely restricted, thus negatively impacting our liquidity.

Our businesses are heavily regulated and changes in regulation may reduce our profitability.

Our insurance subsidiaries are subject to extensive supervision and regulation in the states in which we do business.  The supervision and regulation relate to numerous aspects of our business and financial condition.  The primary purpose of the supervision and regulation is the protection of our insurance contract holders, and not our investors.  The extent of regulation varies, but generally is governed by state statutes.  These statutes delegate regulatory, supervisory and administrative authority to state insurance departments.  This system of supervision and regulation covers, among other things:

•	Standards of minimum capital requirements and solvency, including RBC measurements;
•	Restrictions of certain transactions between our insurance subsidiaries and their affiliates;
•	Restrictions on the nature, quality and concentration of investments;
•	Restrictions on the types of terms and conditions that we can include in the insurance policies offered by our primary insurance operations;
•	Limitations on the amount of dividends that insurance subsidiaries can pay;
•	The existence and licensing status of the company under circumstances where it is not writing new or renewal business;
•	Certain required methods of accounting;
•	Reserves for unearned premiums, losses and other purposes; and
•
Assignment of residual market business and potential assessments for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

We may be unable to maintain all required licenses and approvals and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations, which may change from time to time.  Also, regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals.  If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or impose substantial fines.  Further, insurance regulatory authorities have relatively broad discretion to issue orders of supervision, which permit such authorities to supervise the business and operations of an insurance company.  As of December 31, 2009, no state insurance regulatory authority had imposed on us any substantial fines or revoked or suspended any of our licenses to conduct insurance business in any state or issued an order of supervision with respect to our insurance subsidiaries, which would have a material adverse effect on our results of operations or financial condition.

In addition, Lincoln Financial Network (“LFN”) and Lincoln Financial Distributors (“LFD”), as well as our variable annuities and variable life insurance products, are subject to regulation and supervision by the Securities and Exchange Commission and the Financial Industry Regulatory Agency.  LNC, as a savings and loan holding company and Newton County Loan & Savings FSB are subject to regulation and supervision by the Office of Thrift Supervision.  As a savings and loan holding company, we would also be subject to the requirement that our activities be financially-related activities as defined by federal law (which includes insurance activities).  These laws and regulations generally grant supervisory agencies and self-regulatory organizations broad administrative powers, including the power to limit or restrict the subsidiaries from carrying on their businesses in the event that they fail to comply with such laws and regulations.  Finally, our radio operations require a license, subject to periodic renewal, from the Federal Communications Commission to operate.  While management considers the likelihood of a failure to renew remote, any station that fails to receive renewal would be forced to cease operations.

Recently, there has been an increase in potential federal initiatives that would affect the insurance industry.  In January 2010, the White House proposed as a part of its budget proposal a new “financial crisis responsibility fee” on certain financial institutions as a means to recoup any shortfall in revenues resulting from the Troubled Asset Relief Program (“TARP”), so that the program does not add to the federal budget deficit.  As proposed, the fee would apply to financial institutions, including bank holding companies, thrift holding companies, insured depositories, and insurance companies that own one of these entities, with over $50 billion in assets, regardless of whether the firm participated in the TARP program.  The fee as proposed is expected to be an assessment of 15 basis points against a calculated “covered liabilities” amount and would be in place for a minimum of 10 years.  Details as to the precise calculation of “covered liabilities” are still unclear.  Further, legislation implementing this fee will need to be introduced and passed by Congress before this tax would take effect.  In December 2009, the House passed H.R. 4173, “The Wall Street Reform and Consumer Protection Act of 2009,” a wide-ranging bill that includes a number of reforms.  The bill includes, among other things, a new harmonized fiduciary standard for broker-dealers and investment advisers, the creation of the Consumer Financial Protection Agency, the creation of a pre-funded resolution trust to cover the costs of winding down certain failing institutions, the creation of the Federal Insurance Office within the Treasury Department and provisions relating to executive compensation.  The bill would require financial institutions, including insurance companies, to contribute funds to the resolution trust.  The ultimate impact of any of these federal initiatives on our results of operations, liquidity or capital resources is currently indeterminable.

Many of the foregoing regulatory or governmental bodies have the authority to review our products and business practices and those of our agents and employees.  In recent years, there has been increased scrutiny of our businesses by these bodies, which has included more extensive examinations, regular sweep inquiries and more detailed review of disclosure documents.  These regulatory or governmental bodies may bring regulatory or other legal actions against us if, in their view, our practices, or those of our agents or employees, are improper.  These actions can result in substantial fines, penalties or prohibitions or restrictions on our business activities and could have a material adverse effect on our business, results of operations or financial condition.

Attempts to mitigate the impact of Regulation XXX and Actuarial Guideline 38 may fail in whole or in part resulting in an adverse effect on our financial condition and results of operations.

The Model Regulation entitled “Valuation of Life Insurance Policies,” commonly known as “Regulation XXX” or “XXX,” requires insurers to establish additional statutory reserves for term life insurance policies with long-term premium guarantees and UL policies with secondary guarantees.  In addition, Actuarial Guideline 38 (“AG38”) clarifies the application of XXX with respect to certain UL insurance policies with secondary guarantees.  Virtually all of our newly issued term and the great majority of our newly issued UL insurance products are now affected by XXX and AG38.

As a result of this regulation, we have established higher statutory reserves for term and UL insurance products and changed our premium rates for term life insurance products.  We also have implemented reinsurance and capital management actions to mitigate the capital impact of XXX and AG38, including the use of letters of credit to support the reinsurance provided by captive reinsurance subsidiaries.  In addition, although formal details have not been provided, we anticipate the rating agencies may require a portion of these letters of credit to be included in our leverage calculations, which would pressure our leverage ratios and potentially our ratings.  Therefore, we cannot provide assurance that there will not be regulatory, rating agency or other challenges to the actions we have taken to date.  The result of those potential challenges could require us to increase statutory reserves or incur higher operating and/or tax costs.  In addition, as a result of current capital market conditions and disruption in the credit markets, our ability to secure additional letters of credit or to secure them at current costs may impact the profitability of term and UL insurance products.  See “Results of Insurance Solutions – Insurance Solutions – Life Insurance” in the MD&A for a further discussion of our capital management in connection with XXX.

In light of the current downturn in the credit markets and the increased spreads on asset-backed debt securities, we also cannot provide assurance that we will be able to continue to implement actions to mitigate the impact of XXX or AG38 on future sales of term and UL insurance products.  If we are unable to continue to implement those actions, we may be required to increase statutory reserves, incur higher operating costs and lower returns on products sold than we currently anticipate or reduce our sales of these products.  We also may have to implement measures that may be disruptive to our business.  For example, because term and UL insurance are particularly price-sensitive products, any increase in premiums charged on these products in order to compensate us for the increased statutory reserve requirements or higher costs of reinsurance may result in a significant loss of volume and adversely affect our life insurance operations.

Changes in accounting standards issued by the FASB or other standard-setting bodies may adversely affect our financial statements.

Our financial statements are subject to the application of GAAP, which is periodically revised and/or expanded.  Accordingly, from time to time we are required to adopt new or revised accounting standards or guidance that are incorporated into the FASB ASC.  It is possible that future accounting standards we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material adverse effect on our financial condition and results of operations.

For example, the SEC has proposed that large accelerated filers in the U.S. be required to report financial results in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board rather than GAAP, beginning with their fiscal year 2014 Annual Reports on Form 10-K.  The Form 10-K would include audited IFRS financial statements for the transitional year, as well as the two preceding fiscal years.  Thus, an issuer adopting IFRS in 2014 would need to file audited IFRS financial statements for fiscal years 2012, 2013, and 2014 in its Form 10-K for the fiscal year ended 2014.  Despite the movement toward convergence of GAAP and IFRS, IFRS will be a complete change to our accounting and reporting and converting to IFRS will impose special demands on issuers in the areas of governance, employee training, internal controls, contract fulfillment and disclosure.  IFRS will affect how we manage our business, as it will likely affect other business processes such as design of compensation plans, product design, etc.

Legal and regulatory actions are inherent in our businesses and could result in financial losses or harm our businesses.

We are, and in the future may be, subject to legal actions in the ordinary course of our insurance and investment management operations, both domestically and internationally.  Pending legal actions include proceedings relating to aspects of our businesses and operations that are specific to us and proceedings that are typical of the businesses in which we operate.  Some of these proceedings have been brought on behalf of various alleged classes of complainants.  In certain of these matters, the plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages.  Substantial legal liability in these or future legal or regulatory actions could have a material financial effect or cause significant harm to our reputation, which in turn could materially harm our business prospects.  For more information on pending material legal proceedings, see Note 14 of the Notes to the Consolidated Financial Statements, included in Item 8 of the Form 10-K for the year ended December 31, 2009.

Changes in U.S. federal income tax law could increase our tax costs and make the products that we sell less desirable.

Changes to the Internal Revenue Code, administrative rulings or court decisions could increase our effective tax rate and lower our net income.  For example, on February 1, 2010, the Treasury Department released the “General Explanations of the Administration’s Fiscal Year 2011 Revenue Proposals” including proposals which, if enacted, would affect the taxation of life insurance companies and certain life insurance products.  The statutory changes contemplated by the Administration’s revenue proposals would, if enacted into law, change the method used to determine the amount of dividend income received by a life insurance company on assets held in separate accounts used to support products, including variable life insurance and variable annuity contracts, that are eligible for the dividend received deduction.  The dividend received deduction reduces the amount of dividend income subject to tax and is a significant component of the difference between our actual tax expense and expected amount determined using the federal statutory tax rate of 35%.  Our income tax provision for the year ended December 31, 2009, included a separate account dividend received deduction benefit of $77 million.  From time to time, the Internal Revenue Service has challenged the applicability of the dividend received deduction.  In addition, the administration’s proposals would affect the treatment of corporate owned UL and VUL (“COLI”) policies by limiting the availability of certain interest deductions for companies that purchase those policies.  If proposals of this type were enacted, our sale of COLI, variable annuities and variable life products could be adversely affected and our actual tax expense could increase, reducing earnings.

Our enterprise risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect our businesses or result in losses.

We have devoted significant resources to develop our enterprise risk management policies and procedures and expect to continue to do so in the future.  Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective.  Many of our methods of managing risk and exposures are based upon our use of observed historical market behavior or statistics based on historical models.  As a result, these methods may not predict future exposures, which could be significantly greater than the historical measures indicate, such as the risk of pandemics causing a large number of deaths.  Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that is publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated.  Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective.

We face a risk of non-collectibility of reinsurance, which could materially affect our results of operations.

We follow the insurance practice of reinsuring with other insurance and reinsurance companies a portion of the risks under the policies written by our insurance subsidiaries (known as “ceding”).  As of December 31, 2009, we ceded $342.6 billion of life insurance in force to reinsurers for reinsurance protection.  Although reinsurance does not discharge our subsidiaries from their primary obligation to pay contract holders for losses insured under the policies we issue, reinsurance does make the assuming reinsurer liable to the insurance subsidiaries for the reinsured portion of the risk.  As of December 31, 2009, we had $6.4 billion of reinsurance receivables from reinsurers for paid and unpaid losses, for which they are obligated to reimburse us under our reinsurance contracts.  Of this amount, $3.0 billion related to the sale of our reinsurance business to Swiss Re in 2001 through an indemnity reinsurance agreement.  Swiss Re has funded a trust to support this business.  The balance in the trust changes as a result of ongoing reinsurance activity and was $1.9 billion as of December 31, 2009.  As a result of Swiss Re’s S&P financial strength rating dropping below AA-, Swiss Re was required to fund an additional trust to support this business of approximately $1.4 billion as of December 31, 2009, which was established during the fourth quarter of 2009.  Furthermore, approximately $1.3 billion of the Swiss Re treaties are funds withheld structures where we have a right of offset on assets backing the reinsurance receivables.

The balance of the reinsurance is due from a diverse group of reinsurers.  The collectibility of reinsurance is largely a function of the solvency of the individual reinsurers.  We perform annual credit reviews on our reinsurers, focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business.  We also require assets in trust, letters of credit or other acceptable collateral to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions.  Despite these measures, a reinsurer’s insolvency, inability or unwillingness to make payments under the terms of a reinsurance contract, especially Swiss Re, could have a material adverse effect on our results of operations and financial condition.

Significant adverse mortality experience may result in the loss of, or higher prices for, reinsurance.

We reinsure a significant amount of the mortality risk on fully underwritten, newly issued, individual life insurance contracts.  We regularly review retention limits for continued appropriateness and they may be changed in the future.  If we were to experience adverse mortality or morbidity experience, a significant portion of that would be reimbursed by our reinsurers.  Prolonged or severe adverse mortality or morbidity experience could result in increased reinsurance costs, and ultimately, reinsurers not willing to offer coverage.  If we are unable to maintain our current level of reinsurance or purchase new reinsurance protection in amounts that we consider sufficient, we would either have to be willing to accept an increase in our net exposures or revise our pricing to reflect higher reinsurance premiums.  If this were to occur, we may be exposed to reduced profitability and cash flow strain or we may not be able to price new business at competitive rates.

Catastrophes may adversely impact liabilities for contract holder claims and the availability of reinsurance.

Our insurance operations are exposed to the risk of catastrophic mortality, such as a pandemic, an act of terrorism, a natural disaster or other event that causes a large number of deaths or injuries.  Significant influenza pandemics have occurred three times in the last century, but the likelihood, timing or severity of a future pandemic cannot be predicted.  Additionally, the impact of climate change could cause changes in weather patterns, resulting in more severe and more frequent natural disasters such as forest fires, hurricanes, tornados, floods and storm surges.  In our group insurance operations, a localized event that affects the workplace of one or more of our group insurance customers could cause a significant loss due to mortality or morbidity claims.  These events could cause a material adverse effect on our results of operations in any period and, depending on their severity, could also materially and adversely affect our financial condition.

The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event.  Pandemics, natural disasters and man-made catastrophes, including terrorism, may produce significant damage in larger areas, especially those that are heavily populated.  Claims resulting from natural or man-made catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could materially reduce our profitability or harm our financial condition.  Also, catastrophic events could harm the financial condition of our reinsurers and thereby increase the probability of default on reinsurance recoveries.  Accordingly, our ability to write new business could also be affected.

Consistent with industry practice and accounting standards, we establish liabilities for claims arising from a catastrophe only after assessing the probable losses arising from the event.  We cannot be certain that the liabilities we have established or applicable reinsurance will be adequate to cover actual claim liabilities, and a catastrophic event or multiple catastrophic events could have a material adverse effect on our business, results of operations and financial condition.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled people we need to support our business.

Our success depends, in large part, on our ability to attract and retain key people.  Intense competition exists for the key employees with demonstrated ability, and we may be unable to hire or retain such employees, particularly in light of compensation restrictions that will be applicable to us in connection with our participation in the CPP.  The unexpected loss of services of one or more of our key personnel could have a material adverse effect on our operations due to their skills, knowledge of our business, their years of industry experience and the potential difficulty of promptly finding qualified replacement employees.  We compete with other financial institutions primarily on the basis of our products, compensation, support services and financial position.  Sales in our businesses and our results of operations and financial condition could be materially adversely affected if we are unsuccessful in attracting and retaining key employees, including financial advisors, wholesalers and other employees, as well as independent distributors of our products.

Our sales representatives are not captive and may sell products of our competitors.

We sell our annuity and life insurance products through independent sales representatives.  These representatives are not captive, which means they may also sell our competitors’ products.  If our competitors offer products that are more attractive than ours, or pay higher commission rates to the sales representatives than we do, these representatives may concentrate their efforts in selling our competitors’ products instead of ours.

We may not be able to protect our intellectual property and may be subject to infringement claims.

We rely on a combination of contractual rights and copyright, trademark, patent and trade secret laws to establish and protect our intellectual property.  Although we use a broad range of measures to protect our intellectual property rights, third parties may infringe or misappropriate our intellectual property.  We may have to litigate to enforce and protect our copyrights, trademarks, patents, trade secrets and know-how or to determine their scope, validity or enforceability, which represents a diversion of resources that may be significant in amount and may not prove successful.
Additionally, complex legal and factual determinations and evolving laws and court interpretations make the scope of protection afforded our intellectual property uncertain, particularly in relation to our patents.  While we believe our patents provide us with a competitive advantage, we cannot be certain that any issued patents will be interpreted with sufficient breadth to offer meaningful protection.  In addition, our issued patents may be successfully challenged, invalidated, circumvented or found unenforceable so that our patent rights would not create an effective competitive barrier.  The loss of intellectual property protection or the inability to secure or enforce the protection of our intellectual property assets could have a material adverse effect on our business and our ability to compete.

We also may be subject to costly litigation in the event that another party alleges our operations or activities infringe upon another party’s intellectual property rights.  Third parties may have, or may eventually be issued, patents that could be infringed by our products, methods, processes or services.  Any party that holds such a patent could make a claim of infringement against us.  We may also be subject to claims by third parties for breach of copyright, trademark, trade secret or license usage rights.  Any such claims and any resulting litigation could result in significant liability for damages.  If we were found to have infringed a third-party patent or other intellectual property rights, we could incur substantial liability, and in some circumstances could be enjoined from providing certain products or services to our customers or utilizing and benefiting from certain methods, processes, copyrights, trademarks, trade secrets or licenses, or alternatively could be required to enter into costly licensing arrangements with third parties, all of which could have a material adverse effect on our business, results of operations and financial condition.

Intense competition could negatively affect our ability to maintain or increase our profitability.

Our businesses are intensely competitive.  We compete based on a number of factors, including name recognition, service, the quality of investment advice, investment performance, product features, price, perceived financial strength and claims-paying and credit ratings.  Our competitors include insurers, broker-dealers, financial advisors, asset managers and other financial institutions.  A number of our business units face competitors that have greater market share, offer a broader range of products or have higher financial strength or credit ratings than we do.

In recent years, there has been substantial consolidation and convergence among companies in the financial services industry resulting in increased competition from large, well-capitalized financial services firms.  Many of these firms also have been able to increase their distribution systems through mergers or contractual arrangements.  Furthermore, larger competitors may have lower operating costs and an ability to absorb greater risk while maintaining their financial strength ratings, thereby allowing them to price their products more competitively.  We expect consolidation to continue and perhaps accelerate in the future, thereby increasing competitive pressure on us.

Anti-takeover provisions could delay, deter or prevent our change in control, even if the change in control would be beneficial to LNC shareholders.

We are an Indiana corporation subject to Indiana state law.  Certain provisions of Indiana law could interfere with or restrict takeover bids or other change in control events affecting us.  Also, provisions in our articles of incorporation, bylaws and other agreements to which we are a party could delay, deter or prevent our change in control, even if a change in control would be beneficial to shareholders.  In addition, under Indiana law, directors may, in considering the best interests of a corporation, consider the effects of any action on shareholders, employees, suppliers and customers of the corporation and the communities in which offices and other facilities are located, and other factors the directors consider pertinent.  One statutory provision prohibits, except under specified circumstances, LNC from engaging in any business combination with any shareholder who owns 10% or more of our common stock (which shareholder, under the statute, would be considered an “interested shareholder”) for a period of five years following the time that such shareholder became an interested shareholder, unless such business combination is approved by the board of directors prior to such person becoming an interested shareholder.  In addition, our articles of incorporation contain a provision requiring holders of at least three-fourths of our voting shares then outstanding and entitled to vote at an election of directors, voting together, to approve a transaction with an interested shareholder rather than the simple majority required under Indiana law.

In addition to the anti-takeover provisions of Indiana law, there are other factors that may delay, deter or prevent our change in control.  As an insurance holding company, we are regulated as an insurance holding company and are subject to the insurance holding company acts of the states in which our insurance company subsidiaries are domiciled.  The insurance holding company acts and regulations restrict the ability of any person to obtain control of an insurance company without prior regulatory approval.  Under those statutes and regulations, without such approval (or an exemption), no person may acquire any voting security of a domestic insurance company, or an insurance holding company which controls an insurance company, or merge with such a holding company, if as a result of such transaction such person would “control” the insurance holding company or insurance company.  “Control” is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.  Similarly, as a result of our ownership of NCLS, LNC is considered to be a savings and loan holding company.  Federal banking laws generally provide that no person may acquire control of LNC, and gain indirect control of NCLS without prior regulatory approval.  Generally, beneficial ownership of 10% or more of the voting securities of LNC would be presumed to constitute control.

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I.         PLAN OVERVIEW
_________________________________________________________________

The purpose of the Plan is to recognize the services provided by certain highly successful agents.

Here is a summary of the Plan’s key features (capitalized terms are defined below):

✓
Each year, you may elect to defer receipt of up to 70 percent of your Pensionable Earnings into this Plan.  Because the money you defer is contributed before the imposition of federal income taxes, your contributions to the Plan are referred to as your Pre-Tax Deferrals.  You must make your election to contribute Pensionable Earnings earned during a calendar year before January 1st of that year.  If you become a newly-contracted eligible individual during the calendar year, you must make your election to contribute Pensionable Earnings within 30 days after obtaining either a LNL AG2k contract or a LNY NYAG contract.

✓
The investment performance of your Pre-Tax Deferrals will depend upon the performance of the Investment Options that you select for the investment of your Pre-Tax Deferrals. Your Company Basic Match contributions, any Company Discretionary Match contributions, and any Special Credit(s) (together, “Company

Contributions”) will be invested in the same manner. The Investment Options available under the Plan are described in the Investment Supplement in Section K, beginning on page 36 below.

✓
Your Account balance is generally 100% vested at all times (unless you have a special arrangement with other terms), although you may forfeit Company Contributions (and any earnings attributable to Company Contributions) in cases where you are involuntarily terminated for Cause. Your Account balance is comprised of your Pre-Tax Deferrals, Company Contributions, and any earnings/(losses) due to investment performance.

✓
Effective as of April 30, 2010 you may at any time, subject to applicable restrictions under the Company’s Insider Trading and Confidentiality Policy, redeem or transfer amounts credited to the LNC Stock Unit Fund into any other Investment Option or you may redeem or transfer amounts credited to any other Investment Option into the LNC Stock Unit Fund.

✓	You must elect for your Pre-Tax Deferrals to begin effective January 1st of a Plan year or within 30 days after you become eligible to participate in the Plan.

✓
You may be eligible to receive a Company Basic Match contribution on certain Pre-Tax Deferrals that you make to this Plan.  The Company Basic Match contribution is $0.50 for every dollar you contribute, up to six-percent of the Pensionable Earnings that you elect to defer (i.e., the maximum annual value of the Company Basic Match is equal to 3% of Pensionable Earnings).

✓
You may also be eligible to receive a Company Discretionary Match contribution (that may range in amount from $.01 to $1.00) on certain Pre-Tax Deferrals if we decide to make one for a particular Plan year.

✓
The investment performance of your Account will depend upon the performance of the Investment Options that you select from the Plan’s menu of available Investment Options.  Your Account will not actually be invested in those Investment Options.  Instead, the performance of the Investment Options will be used solely as a measure to calculate the value of your Plan Account, and eventual benefit.  This is sometimes referred to as “phantom” or “notional” investing.

The JOBS Act changed the rules for making elections to defer compensation, and for making distribution elections, generally making the rules more restrictive.  With the exception of the “haircut rule” described on page 30, all of the rules for making deferral and distribution elections described in Sections B and F apply to all non-qualified amounts accrued before and after the effective date of the JOBS Act (January 1, 2005).  Your entire Plan benefit is subject to the JOBS Act rules – there is no “grandfathering” of benefits deferred or contributed prior to January 1, 2005 – with the exception of the haircut rule, which was preserved with respect to amounts deferred or contributed on or before December 31, 2004.

The Plan is referred to as a “non-qualified” plan because it is not tax-qualified under section 401 of the Code. Unlike benefits in the “qualified” 401(k) Plan, benefits under this non-qualified Plan are not protected against our insolvency.  If we become insolvent, you would have no rights greater than our other general unsecured creditors have to our assets. As a result, your Account balance would not be guaranteed if we became insolvent.

This Prospectus Supplement is intended to serve as a summary of Plan features and does not detail every possible combination of circumstances that could affect your participation in the Plan or your Account balance. The Plan Document is the legal document regarding your benefits and is the primary resource for all Plan questions.  In the event of any discrepancies between this Prospectus Supplement and the legal document, the Plan Document will govern.

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II.         DEFINITIONS
_________________________________________________________________

Account.  The term “Account” refers to the separate deferred compensation account that we have established in your name.  Each Account is a bookkeeping device only, established for the sole purpose of crediting and tracking notional contributions (and any earnings/losses thereon) credited to the various Investment Options available under the Plan.  We may establish various sub-accounts within your Account for the purpose of tracking the amounts credited to the various notional Investment Options you have chosen, for tracking Pre-Tax Deferrals and Company Contribution amounts, investment earnings/losses, and for other administrative purposes.

Benefits Administrator.  The Benefits Administrator is the Plan’s fiduciary and plan administrator.   The Benefits Administrator is the Vice President of Benefits and Human Resources Administrative Services.  The Benefits Administrator is responsible for the day-to-day administration of this Plan and the authority to make administrative decisions and to interpret the Plan.

Cause.  In the context of a termination for “Cause,” and as determined by the Benefits Administrator in its sole discretion, Cause shall mean:  (1) your conviction for a felony, or other fraudulent or willful misconduct that is materially and demonstrably injurious to the business or reputation of LNC, or (2) the willful and continued failure to substantially perform your duties with LNC or a subsidiary (other than a failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you or your manager which specifically identifies the manner in which the manager believes that you have not substantially performed your duties.

Code.  The Internal Revenue Code of 1986, as amended.

Company Basic Match.  The Company Basic Match is a “guaranteed” match made on a bi-weekly payroll basis equal to $0.50 of every dollar of Pensionable Earnings you contribute to this Plan, up to a maximum of 6% of Pensionable Earnings, to the extent such dollar cannot be contributed to the LNL Agents’ Savings & Profit-Sharing Plan (“LNL 401(k)”) due to IRS limits.

Company Contributions.  Company Contributions include any Company Basic Match contribution, Company Discretionary Match contribution, or any Special Credit we contribute to your Account.

Company Discretionary Match.  The Discretionary Match contribution is made entirely at our discretion, and in some years may not be made at all.  The amount of the Company Discretionary Match for a particular Plan year is based on pre-set performance criteria, the satisfaction of which must be approved by our Board of Directors before the Company Discretionary Match can be credited to your Account.  Even if pre-set performance criteria are met, the Board reserves the discretion not to pay a Company Discretionary Match contribution for a particular year.

Disability.  You will be considered disabled if you meet the definition of “disability” contained in the Social Security Act, or you have been receiving income replacement benefits for a period of at least three months under one of LNC’s accident or health plans by reason of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of at least 12 months.

Earnings.  Earnings are defined as Pensionable Earnings plus commissions on contract renewals paid to you during the Plan year from the sale of LNL and LNY life insurance and annuity products while you have a contract with us.

Investment Options.  Investment Options refer to the menu of investment options available under the Plan for you to invest on a notional or “phantom” basis.  A description of each Investment Option is included in this Prospectus Supplement below.  We reserve the right to add or remove an Investment Option from the Plan at any time and from time to time.

Key Employees.  Key Employees are defined under section 416(i) of the Code (the “top heavy” rules), and would include up to 50 of the highest paid officers of LNC.  Under no circumstances may a payment under this Plan be made to a Key Employee within the first six months following the Key Employee's Separation from Service.  Although it is unlikely that a Key Employee would participate in this Plan, or have a balance credited to an Account under this Plan, a determination of whether you are a Key Employee or not shall be made solely in the discretion of the Benefits Administrator, and in compliance with Code section 409A and any regulations promulgated thereunder.

LNC.  LNC refers to Lincoln National Corporation.

LNL.  LNL refers to The Lincoln National Life Insurance Company.

LNY.  LNY refers to Lincoln National Life and Annuity Company of New York.

Nolan.  Nolan refers to Nolan Financial Group, the Plan’s recordkeeper and third-party administrator.

Open Window Periods.  Open Window Periods generally commence on the later of (a) the second business day after our quarterly earnings release, or (b) the first business day after the quarterly investors conference and end on the fifteenth day of the last month of the quarter, unless we determine otherwise. If such fifteenth day is not a day on which trading occurs on the New York Stock Exchange, the window period shall end on the business day immediately preceding such day.

Pensionable Earnings.  Pensionable Earnings may be deferred by you into the Plan, subject to certain limits, as described in Section B, below.  Pensionable Earnings are defined as gross first year life insurance commissions plus gross first year annuity commissions paid to you during the Plan year from the sale of LNL or LNY products while you have a contract with us.  By “gross” we mean before taxes and any deferrals into the LNL 401(k) Plan that you may elect.  Pensionable Earnings do not include commissions on contract renewals.

Pre-Tax Deferrals.  Pre-tax Deferrals are the amount of Pensionable Earnings that you have elected to contribute to this Plan in accordance with the enrollment and/or election procedures established by the Benefits Administrator.

Separation from Service.  The Benefits Administrator shall determine whether you have experienced a Separation from Service from LNC; such determination will be consistent with the definition of “separation from service” provided in Code section 409A and in any regulations promulgated thereunder.

Special Credit.  We may credit your Account with a special employer credit at any time during a Plan year.  Special Credits may have special forfeiture, vesting, or other restrictions or conditions associated with them, as determined by the Benefits Administrator.

Stock Units.  Stock Units refers to “phantom” units of the LNC common stock fund offered to employees in the Lincoln National Corporation Employees’ Savings and Retirement Plan (“LNC Employees’ 401(k) Plan”).  You may direct Nolan to contribute all or a portion of your Pre-Tax Deferrals and Company Contributions into the Plan’s Stock Unit Fund.

Units.  Units means “phantom” or hypothetical shares of the Investment Options available under this Plan, excluding the Stock Units.  Units will be notionally credited to your Account pursuant to your investment directions on file with Nolan.

_________________________________________________________________

III.           PLAN DESCRIPTION
_________________________________________________________________

A.           Eligibility & Participation

This Plan is being offered to select sales agents of LNC and its affiliates.  You will be eligible to participate in the Plan if your Earnings during the prior calendar year were at least $100,000, and you are classified as a full-time life insurance salesperson under the Federal Insurance Contributions Act.  You must have also entered into an AG2K contract with LNL or a NYAG contract with LNY.

District Agency Network Agents (DANs) and Agency Building General Agency Agents (ABGAs) are not eligible to participate in this Plan.

Effective March 15, 2010, if you are an individual who has entered into a contract during the current calendar year, you are eligible to participate in the Plan provided that you have at least $100,000 in verifiable first year and renewal commissions relating to the sale of any LNL or LNY products as well as similar products from other life insurance companies doing business in the U.S. for the most recent trailing 12-month period prior to obtaining a valid LNL AG2k contract or valid LNY NYAG contract.  Verification of commissions from other life insurance companies doing business in the U.S., other than LNL or LNY, will be determined at the discretion of the Vice President of Finance or the Head of Advisor & Acquisition Strategies of the Lincoln Financial Network.

B.           Deferral Provisions – Your Contributions to the Plan

You will not be eligible to make a deferral for a Plan year if you do not meet the eligibility requirements described in Section A above.

If you are eligible to participate, you may commence participation by making an irrevocable election to defer up to 70% of your Pensionable Earnings into this Plan, such election to become effective beginning on January 1st of the next calendar year.

If you become a newly-contracted individual during the calendar year, your election must be made within 30 days after you enter into a valid LNL AG2k contract or a valid LNY NYAG contract.

You may make a valid election by complying with the administrative procedures governing elections established from time to time by the Benefits Administrator.  You must make your election within the time frame established by the Benefits Administrator, but in no event later than December 31st of the year prior to the year in which your Pensionable Earnings are earned.

You are not required to defer any part of your Pensionable Earnings into this Plan; however, if you do not elect to defer at least 6% of your Pensionable Earnings, you may not receive the full amount of Company Basic Match and any Company Discretionary Match contribution that you would otherwise be eligible to receive.

C.           Company Contributions to the Plan

General.   Any amount of Pensionable Earnings that you defer into the Plan (“Pre-Tax Deferrals”) after you have earned the threshold amount in Earnings (Pensionable Earnings plus commissions on contract renewals for life insurance and annuity products written by you for LNL and LNY) will be eligible for Company Basic and any Company Discretionary Matches.  The threshold amount is the IRS annual compensation limit, which is $245,000 for 2010.  While your deferrals in the LNL 401(k) Plan may be matched until you have reached the IRS annual compensation limit ($245,000 in Earnings for 2010), your Pre-Tax Deferrals in this Plan will be matched only after your Earnings exceed the threshold amount.  In other words, you will not receive any match under this Plan before your Earnings have exceeded the

IRS annual compensation limit.  Your deferrals in the LNL 401(k) Plan will NOT be matched under that plan once you have reached the IRS annual compensation limit ($245,000 in Earnings for 2010).

Company Basic Match.  You will be eligible to receive a Company Basic Match contribution on certain Pre-Tax Deferrals that you make to this Plan.  The Company Basic Match is $0.50 for every dollar you contribute that is above the threshold amount, up to six-percent of the Pensionable Earnings that you elect to defer.  Thus, the maximum annual value of the Company Basic Match is equal to 3% of Pensionable Earnings.

Example:  Agent Jones elects to defer 7% of his Pensionable Earnings into the Plan during 2010.  His Earnings exceeded the $245,000 threshold amount on February 2, 2010.  His Company Basic Match will be determined as follows:

Cycle Date	(A) Gross Earnings YTD	(B) Threshold	(C) Difference (A) – (B)	1st year commissions portion of (C) (Pensionable Earnings)	Deferral %	Deferral Amount	Basic Company Match (3% of Pensionable Earnings)
2/01/2010	$247, 500.46	$245,000	$2,500.46	$2,500.46	7%	$175.03	$87.51
2/08/2010				4,974.80	7%	348.24	149.24
2/15/2010				3,803.29	7%	266.23	114.10
2/22/2010				208.18	7%	14.57	6.25

Your Company Basic Match contributions will be invested in accordance with the investment directions you have provided to Nolan with respect to the deferral of your Pensionable Earnings (your Pre-Tax Deferrals).

Company Discretionary Match.  Any Company Discretionary Match contribution that we decide to make will be invested in accordance with the investment instructions you have provided to Nolan.  The Company Discretionary Match will be credited to your Account as soon as administratively feasible after the Company’s Board of Directors approves the Company Discretionary Match (typically in late March or early April).  The Company Discretionary Match may range in amount from $ .01 to $1.00.

Failure to elect to defer at least 6% of your Pensionable Earnings directly into this Plan could result in you not receiving the full amount of Company Basic Match and any Company Discretionary Match contributions that you would otherwise have been entitled to receive.

Special Credits.  In addition to the Company Basic Match and Company Discretionary Match contributions described above, we may credit your Account with a special employer credit for any calendar year.  Special Credits may have a vesting schedule, or such other terms as determined by the Benefits Administrator. Special Credits should not be confused with the Company’s Basic Match or Discretionary Match contributions.

Agents contracted with LNY.  New York Insurance Law 4228 imposes limitations on the amount of compensation that agents and brokers may receive with respect to individual life insurance policies and annuity contracts.  Certain “security benefits” are excluded in the computation of those limits.  Specifically, for non-qualified plans, “security benefits” is defined as “a benefit that does not permit an agent to obtain a cash payment other than at the time of death, permanent and total disability, or retirement.  New York issued “Circular Letter No. 8 (2008)” defining “retirement” within the context of this regulation as follows:

“The earliest date on which the agent’s age is at least 55 and the sum of the agent’s age and years of service with the insurer is at least 70.”

Lincoln Life & Annuity Company Segregated Account.  Lincoln considers Company Contributions to the Plan that are made with respect to deferrals of commissions received in connection with the sale of LNY products to be security benefits and not subject to the compensation limits imposed.  Specifically, any Company Basic Match, Company Discretionary Match, or Special Credit contributions, as described in this Section C , which are made with respect to such deferrals are considered security benefits under this NY Insurance Law.  To that end, LNC must insure that distribution of those security benefits does not occur until the agent has met the age and years of service requirements (at least age 55 and the sum of agent’s age and years of service with insurer is at least 70).

Beginning January 1, 2008 all Company Basic Match, Company Discretionary Match, and Special Credits that are security benefits will be credited to a segregated “LNY Account” with special rules and restrictions.

Amounts credited to the LNY Account will be held until the earliest date on which the above age and years of service requirement are met.  On the first day of the month following that occurrence, all accumulated contributions within the LNY Account will be valued and distributed to you as soon as practicable – usually within six (6) weeks but in no event later than 90 days following the valuation date.  Any further LNY contributions for that year or subsequent years will be distributed as directed by you---no LNY Account segregation will be required in subsequent years.

If you have any questions about the administration of the Plan, please contact the Nolan Financial Group at 888-907-8633.  If you have questions about New York Insurance Law in the context of these changes, please contact Debbie Jett 860-466-1454.

D.           Vesting

Subject to your involuntary termination for Cause, you are immediately vested in all the amounts credited to your Plan Account, unless you have a special arrangement with other terms.  Thus, your Pre-Tax Deferrals, Company Basic Match contributions, any Company Discretionary Match contributions, and/or any Special Credits described above (unless the terms of the Special Credit specify otherwise) are all 100% vested and non-forfeitable when made.

E.           Choosing a Beneficiary

When you first enroll in the Plan you will be asked to designate a beneficiary (a person or an entity such as a trust who will be entitled to receive the value of your Account if you die before distribution).  You may name anyone you wish as your beneficiary.

You may, if you wish, name more than one person as beneficiary.  If you name more than one person, however, you should specify the percentage you wish paid to those persons.  Otherwise, the beneficiaries will share your Account value equally.

If you do not have a beneficiary designation on file, or if your beneficiary dies before you and you have not named a contingent beneficiary, the value of your Account will be payable to your spouse, if living, and otherwise to your estate.

At any time you may change your beneficiary by filing a new designation of beneficiary form.  A Beneficiary Designation Form can be obtained by contacting the Nolan Financial Group at:  (888) 907-8633.  The change will be effective on the date that you submit the form.  You must mail or fax the form to Nolan—this form cannot be submitted electronically.

F.           Distributions and Taxes

Distributable Events.  Distributions from this Plan are permitted only upon the occurrence of the following events:

w	The distribution date designated at the time of your deferral by electing a “Flexible Distribution Year

Account”;
w
For Company Contributions made as matching contributions to deferrals attributable to all products sold through the Lincoln Life & Annuity Company of New York, thirteen (13) months after the earliest date on which you have attained age 55 or older, and your age and years of service with LNC combined is equal to the number “70” (for example, age 55 with fifteen (15) years of service with LNC, or age 59 with eleven (11) years of service, etc.);

w	The Plan’s default distribution date (if you failed to make a valid “Flexible Distribution Year Account” election) - February 5th of the calendar year in which your 65th birthday occurs;
w	Death; or
w	A qualifying financial hardship.

You may not take a loan against the balance credited to your Account.

You may not accelerate the receipt of any assets which are deferred or contributed to your Plan accounts on or after January 1, 2005 (or any earnings allocable to such amounts).  This includes an acceleration of a distribution by forfeiting a portion of your Account as a penalty (known as a “haircut”).  For amounts deferred or contributed to your Plan accounts prior to January 1, 2005 (“grandfathered amounts”) you will still be permitted to accelerate the distribution of your accounts by taking a “haircut.”

You may, however, elect to delay or “re-defer” the distribution of your Account beyond a previously selected distribution date, subject to certain restrictions as described in more detail in “Secondary Elections” below.

Distributable Events for the Segregated LNY Account.   Except as described in Section C above or in accordance with the following exceptions, no distributions will be made directly from the segregated LNY Account.  Distributions for the following events will be made in the form of a lump sum.

•	Death

•
Under the “Qualifying Financial Hardship” provision of the Plan, but only if such hardship is caused by your “Permanent and Total Disability” as defined under Section 4228(b)(24) of the New York Insurance Law.  Please note that you must meet the Plan’s stringent requirements for a Qualifying Financial Hardship as defined under section 409A of the Internal Revenue Code of 1986, as amended.

Termination Accounts—Default Distribution Date.  Prior to 2008, you were allowed to defer Pre-Tax Deferrals (and any related Company Contributions) into a “Termination Account,” to be paid out upon the termination of your AG2K contract with LNL or LNY.  However, in order to comply with changes to the tax rules made by the JOBS Act, you were required to elect a more specific, objectively determinable distribution date with respect to assets that were credited to your Termination Account during a special election period.  We solicited elections from you during the special JOBS Act election period from August 14, 2007 to October 5, 2007, requesting that you designate a “Flexible Distribution Year” for your Termination Account assets.  A Flexible Distribution Year Account can be any calendar year beginning in 2009— it was not necessary for the year to end in a “0” or “5”.   If you did not make an election by the deadline of October 5, 2007, any assets credited to your Termination Year Account will be paid to you on the Plan’s Default Distribution Date. The Default Distribution Date for converted Termination Accounts is February 5th of the calendar year in which your 65th birthday occurs.  However, if your 65th birthday occurred  before January 1, 2009, your Termination Account was paid to you on February 5, 2009.  Your Account will be valued as of the close of business on February 5th or on the last business day preceding February 5th of the applicable calendar year.  Current Distribution Year Accounts were not affected by this change. Further, agents with Termination Accounts who terminated AG2K contracts between August 14, 2007 and October 5, 2007 and who did not make a special JOBS Act election during this period had their Termination Account assets paid out under the prior rules.  They were not subject to the Default Distribution Date rules.

Termination Accounts -- Default Distribution Form.  If you did not elect an alternative form of distribution for your Termination Account during the special JOBS Act election period from August 14, 2007 to October 5, 2007, your converted Termination Account will be paid to you in a lump sum distribution.  Amounts credited to your non-Stock Unit Fund investment sub-accounts will be paid to you in cash lump sum distribution on your Distribution Date (either the year indicated by your elected Flexible Distribution Year Account, or your Default Distribution Date, as described above).  You will receive amounts credited to your Stock Unit Fund investment sub-account in shares of LNC Stock in a lump sum (with fractional shares in cash) on your Distribution Date as well.

Flexible Distribution Year Accounts.  Beginning in the 2008 Plan year, you can elect to defer your Pre-Tax Deferrals into a Flexible Distribution Year Account that you designate at the time you elect to defer amounts into the Plan.  Flexible Distribution Year Accounts may be any calendar year--it is not necessary for the year to end in a “0” or “5”.  You must make this irrevocable election at the time of your deferral on your Distribution Election Form. In general, you must designate Flexible Distribution Year Accounts that are later than the calendar year immediately following the calendar year in which you make your Pre-Tax Deferral election.

Any Company Contributions made during a year will automatically be contributed to the Flexible Distribution Year Account or Distribution Year Account (as described below) that you have designated for that year’s Pre-Tax Deferrals.  Special Credits, if any, will be contributed to the Flexible Distribution Year Account or Distribution Year Account designated by the Benefits Administrator in his sole discretion.

You may have up to three (3) different Accounts at one time: any combination of three Distribution Year Accounts (elected prior to 2007), and Flexible Distribution Year Accounts.

Distribution Year Accounts.  Beginning in 2008, Distribution Year Accounts were replaced by Flexible Distribution Year Accounts.  Prior to 2007, you could have elected to defer your Pre-Tax Deferrals into any one of the following pre-established Distribution Year Accounts: the year 2010 Account, 2015 Account, or 2020 Account – or any fifth year afterwards.  You were not permitted to designate a Distribution Year Account that was earlier than the calendar year immediately following the calendar year in which you made your Pre-Tax Deferral election. You were required to make this irrevocable election at the time of your deferral on your Distribution Election Form.

Distribution Year Accounts elected prior to 2007 will not be affected by these changes, but going forward, you will elect to make Pre-Tax Deferrals into Flexible Distribution Year Accounts.

Any Company Contributions made during a year will automatically be contributed to the Flexible Distribution Year Account(s) or Distribution Year Account(s) that you have designated for that year’s Pre-Tax Deferrals; or, in the case of a Special Credit, to a Flexible Distribution Year Account or Distribution Year Account designated by the Benefits Administrator in his sole discretion.

You may have up to three (3) different Accounts at one time: any combination of three Distribution Year Accounts (elected prior to 2007), and Flexible Distribution Year Accounts.

Distribution Year Accounts – Default Distribution Form.   For those participating in the Plan prior to 2007, you may or may not have made an election regarding the form in which you wanted your Distribution Year Account distributed to you (e.g., lump sum or annual installments).  In fact, you may have made separate elections for your pre-2005 and 2005 contributions.  Regardless of any of your prior elections, you were required to make an election by October 5, 2007 regarding the form of distribution for any existing Distribution Year Accounts.  You were required to make a new election as to the form of distribution for your Distribution Year Account, even if you had already made an election.  If you did not make a distribution form election by the deadline of October 5, 2007—any assets credited to your existing Distribution Year Account(s) will be paid to you in the Default Distribution Form—a lump sum.

Flexible Distribution Year & Distribution Year Accounts – Distribution Dates.  Any Pre-Tax Deferrals, plus any Company Contributions made with respect to such deferrals, plus investment earnings/losses allocable to such amounts, will be distributed to you as of February 5th of the specified distribution year.  For example, if you have a 2010 Distribution Year Account, your Distribution Date will be February 5, 2010.  Or, if you have a 2017 Flexible Distribution Year Account, your account will be distributed to you as of February 5, 2017.  Your Account will be valued as of the close of business on February 5th or on the last business day prior to February 5th.  Payment will made to you as soon as administratively practicable, but in no event later than 90 days after the valuation date.  If you have elected to make Pre-Tax Deferrals and related Company Contributions to a pre-established Flexible Distribution Year Account or Distribution Year Account with a date later than the date of your Separation from Service or the date on which your AG2K contract with LNL terminates, distribution of the assets credited to such Account will start in the year specified by your Account designation—not earlier or later.

Special Rule for Company Contributions Made with respect to the Sale of NY Products.  For Company Contributions made as matching contributions to deferrals attributable to all products sold through the Lincoln Life & Annuity Company of New York, the default distribution date is thirteen (13) months after the earliest date on which you have attained age 55 or older, and your age and years of service with LNC combined is equal to the number “70” (for example, age 55 with fifteen (15) years of service with LNC, or age 59 with 11 years of service).  These NY product related Company Contributions will be paid to you in a lump sum.

Alternative Distribution Forms.   If you do not wish to receive your Flexible Distribution Year Account or Distribution Year Account in a lump sum payment (the default distribution form), you must elect one of the following alternative payment options in either an “Initial Election” or a “Secondary Election,” as described below.  The alternative distribution forms available to you are:

•	Five-year installment payments
•	Ten-year installment payments
•	Fifteen-year installment payments
•	Twenty-year installment payments

If you choose five-year installment payments, you will receive 1/5 of your total Account balance the first year, 1/4 of the remaining Account balance the second year, 1/3 of the remaining Account balance the third year, 1/2 of the remaining Account balance the fourth year and all of the remaining balance the final year.

Initial Elections.  Beginning with the 2007 annual enrollment period (pertaining to the 2008 Plan year), you will be required to elect a Flexible Distribution Year Account, and the distribution form for such Account, by completing a deferral election form at the time of your deferral.  This will constitute your “Initial Election” under the Plan.  If you made a Flexible Year Distribution Account election for an existing Termination Account, or an election regarding the distribution form for amounts credited to an existing Distribution Year Account during the special JOBS Act election period from August 14, 2007 to October 5, 2007, this also constituted an Initial Election under the Plan.  Finally, if you had an existing Termination Account and you did not make a Flexible Distribution Year Account election during the special JOBS Act election period, or you did not make a distribution form election for your existing Distribution Year Account, your Account became subject to Plan’s Default Distribution Date and Default Distribution Form rules.  In this case, the default will be deemed your Initial Election.

If you are a new participant, or you are electing a new Flexible Distribution Year Account, you will be required to make a valid “Initial Election” when you complete your deferral election form.  You can do this by indicating the desired Flexible Distribution Year Account as well as the distribution form for such Account.

Secondary Elections.  Under any of the above scenarios, you will have just one additional opportunity, or “Secondary Election,” to delay your payment date by a minimum of five (5) years.  Your Secondary Election is not effective for one year—it becomes effective on the 366th day following your election.  If you choose to make a Secondary Election, you will need to make it at least 366 days prior to the date on which your Account would have been paid under your Initial Election.  At this time you may also elect to change the distribution form—from a lump sum to installments or vice-versa—with a mandatory minimum five (5) year delay.

Example One:  Sue had a 2013 Flexible Distribution Year Account and her contract with LFG will end in 2013.  Sue’s Initial Election was to have her Account distributed as a lump sum payment.  Through a Secondary Election, Sue can choose to delay her payment by five (5) years to 2018 and change her form of payment distribution from lump sum to 5 annual installments.  Sue will need to submit her Secondary Election at least 366 days prior to the original date in which the account is scheduled to be valued for payment – i.e., election must be made by February 5, 2012.  If Sue does nothing, her Plan Account will be valued on February 5, 2013 and paid to her in a single lump sum within six (6) weeks of that date.

Example Two:  Glenn had a 2011 Flexible Distribution Year Account and his contract with LFG will end in 2008.  Glenn made an Initial Election to have his account distributed as installments over twenty years.  Although Glenn’s contract ended in 2008, his account will still be paid starting in 2011.  The first installment will be valued on February 5, 2011 and paid to him within six (6) weeks of that date.  The second and all remaining installments will also be valued on February 5th each subsequent year and paid to him within six (6) weeks of those dates.

Example Three:  Ron, who intends to end his contract in 2012, has a 2011 Flexible Distribution Year Account and made an Initial Election to have his account paid as a lump sum.  If Ron does nothing, his account will be valued on February 5, 2011 and paid as a lump sum to him within six (6) weeks of that date.  If Ron decides he would prefer his payment distribution to be in 5 annual installments instead of a lump sum, he must submit a Secondary Election form at least 366 days prior to the original date in which the account is scheduled to be valued for payment – i.e., election must be made by February 5, 2010.  His Secondary Election will allow him to change his payment distribution from lump sum to five annual installments; however, because this is his Secondary Election, his distribution will also be delayed by a minimum of five (5) years to 2016.  If Ron makes a valid Secondary Election to change his payment form to five annual installments starting in 2016; his Secondary Election is irrevocable and he will not have any additional opportunities to change his elections.  Ron’s first installment from his 2016 Flexible Distribution Year Account will be valued on February 5, 2016 and paid to him within six (6) weeks of his Valuation date.  The second and all remaining installments will also be valued on February 5th each subsequent year and paid to him within six (6) weeks of those dates.

Example Four:  Emily plans to retire from LFG in 2015 at age 65 and has a 2015 Distribution Year Account with an Initial Election designating a payment form of ten annual installments.  Due to an unforeseen illness, Emily will be leaving LFG in 2010 and is wondering if she can have quicker access to her account.  Through a Secondary Election she will have the option to change her distribution from installments to a lump sum payment; however, she must defer the payment of her Distribution Year Account by a minimum of five (5) years to 2020.  She would also need to make such an election at least 366 days prior to the original date in which the account is scheduled to be valued for payment – i.e., election must be made by February 4, 2014.  If Emily does nothing, her Plan Account will be paid to her starting in 2015 as ten annual installments based on her Initial Election.  Her first payment will be valued on February 5, 2015, and paid within six (6) weeks of that date.  The second and all remaining installments will also be valued on February 5th each subsequent year and paid to her within six (6) weeks of that date.  (Note that Emily may not use her Secondary Election to accelerate payment of her account from 2015 to 2010).

Upon Death.  In the event of your death prior to the commencement of the distribution of your Account(s), your beneficiary will receive a lump sum payment that will be paid as soon as possible after your death (but in no event later than 90 days after the date of your death), regardless of any distribution form election that you may have made.  Your Account(s) will be valued as of the date of your death for distribution to your beneficiary(ies).

In the event of your death after the distribution of your Account(s) (per your election of an “Alternative Distribution Form”—as described above) has commenced, but prior to the complete distribution of your Account balance(s) to you, your remaining Account balance(s) will continue to be paid to your beneficiary(ies) in accordance with your elected distribution option.

Upon a Qualifying Financial Hardship.  In the event of a qualifying financial hardship, the Benefits Administrator will direct that you be paid from your Account balance an amount in cash sufficient to meet the financial hardship.  Assets from your non-Stock Unit Fund sub-account will be used first.  In the event that the amount needed to satisfy the hardship is greater than the value of your Stock Unit Fund sub-account, the balance of your hardship distribution will be paid to you in shares of LNC Stock.  Hardship distributions will be permitted only if you are faced with an unforeseeable financial emergency. An unforeseeable financial emergency is defined as “severe hardship to the participant resulting from a sudden and unexpected illness or accident of the participant or a dependent of the participant, loss of the participant’s property due to casualty or other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.”  The Benefits Administrator determines if the hardship qualifies under the appropriate standards.  Please note that it is very rare that a hardship meets these stringent criteria.

Taxes.  Distributions under this Plan are taxable as ordinary income in the year that you receive them.  Income taxes will be withheld, if required, in accordance with federal, state and local income tax laws.  Because of the nature of this Plan (non-qualified), you cannot “roll over” distributions from this Plan into a qualified plan such as your IRA or another employer’s savings plan.

If your distribution includes LNC stock and you do not have a cash distribution large enough for the tax withholding, shares of stock scheduled for distribution will be sold to satisfy the tax withholding requirement, or your non-Stock Unit Fund sub-account(s) will be debited to pay the necessary taxes, at the discretion of the Benefits Administrator.

Cash Out of Small Account Balances.   If at any time the sum of your Account(s) under this Plan, aggregated with the sum of your accounts under any other account plans or programs sponsored by us that are subject to Code section 409A, is less than $16,500* you will be paid an immediate cash lump sum in all circumstances.  For example, if your Account balance is $30,000 and you elect five annual installments and the sum of your Account balance after the third installment is $12,000, you will receive a total distribution in that year and no further installments.

*The applicable dollar limit under section 402(g)(1)(B) in effect for the calendar year.

G.           Other Important Facts about the Plan

Lincoln National Corporation Securities.   This Prospectus Supplement covers $12.5 million of Deferred Compensation Obligations registered under this Plan.  The Deferred Compensation Obligations represent our obligations to pay deferred compensation amounts in the future to Plan participants (similar to the repayment of a debt).  Compensation deferred for a participant under the Plan is notionally credited to various Investment Options (phantom investments) selected by the Benefits Administrator that are used to value the Plan Account we establish for the participant.  Each Account is credited with earnings, gains, and losses based on these notional investment measures.

The Deferred Compensation Obligations are our unsecured and unsubordinated general obligations and rank pari passu with our other unsecured and unsubordinated indebtedness.  The Deferred Compensation Obligations are not convertible into any other security except that Account balances treated as invested in our common stock are distributed in shares of our common stock.

For information regarding distributions from the Plan, see “F.  Distribution and Taxes” above.

Unfunded Status.  This Plan is a non-qualified and unfunded benefit plan.  Unlike a qualified retirement plan, which is subject to strict funding requirements under ERISA and the Code, your Account balance is not held in trust and is therefore not protected against the claims of our general creditors in the case of our insolvency.  In the event of insolvency, the rights of any participant in the Plan (as well as the rights of his or her beneficiary or estate) to claim amounts under the Plan are solely those of an unsecured general creditor of LNC.  No trustee has been appointed to take action with respect to the Deferred Compensation Obligations.  You, and each other participant in the Plan will be responsible for enforcing your own rights with respect to the Deferred Compensation Obligations.  We may establish a “rabbi,” or grantor trust to serve as a source of funds from which we can satisfy the obligations.  If a grantor trust is established, it will not change the unfunded status of the Plan--you will continue to have no rights to any assets held by the grantor trust, except as our general creditors.  Assets of any grantor or rabbi trust will at all times be subject to the claims of our general creditors.

Amendment & Termination of the Plan.  We have the ability to amend the Plan prospectively at any time.  We also have the ability to terminate the Plan provided that you and other participants and beneficiaries receive advance notice.

No Assignment of Interests.   Your interests in this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a participant or his or her Beneficiary(ies), will be null and void.   Prior to the time that your Account is distributed to you, you have no rights by way of anticipation or otherwise to assign or dispose of any interest(s) under the Plan.

Plan Administrator & Plan Fiduciary.  The Plan administrator and fiduciary for this Plan is the Benefits Administrator.   The Benefits Administrator shall have complete authority to take any such actions that he believes are necessary or desirable for the proper administration and operation of this Plan.  The Benefits Administrator has authority for the day-to-day operation of the Plan, and the authority to make administrative determinations and interpret the Plan (with the advice of counsel as necessary, desirable, or appropriate).

If you disagree with any decision, action or interpretation of this Plan, you may submit in writing a full description of the disagreement to the Benefits Administrator.  Subject only to review by the Board of Directors of LNC, the decision of the Benefits Administrator in reference to any disagreement shall be final, binding, and conclusive on all parties.

As of the date of this Prospectus Supplement, any correspondence to the Benefits Administrator can be sent to:

George Murphy, Head of Total Rewards
Lincoln National Corporation
150 N. Radnor Chester Road
Radnor, PA  19087-5238

H.           Participant Communications

You will receive quarterly statements that will show any activity in your Account during the past calendar quarter (your “Participant Activity Statement”), including any contributions, and dividends credited to your Account.  You will also receive a “Participant Benefit Statement” showing the opening and closing balances for your Account for each calendar quarter, broken down or itemized for each Investment Option or fund, and any deferrals or contributions, transfers, distributions or other adjustments that may have taken place during the period.  This Statement will also include your investment results for that quarter, also broken down or itemized for each Investment Option or fund.

I.           Investment Elections

Investment Directions.  You will have the opportunity to make an investment election directing the investment of your various Flexible Distribution Year Accounts into which you have allocated your deferrals and Company Contributions.  If you are deferring Pensionable Earnings into an existing Account, your old investment directions will remain in place until you change them.

Any Company Contributions credited to your Account(s) will be invested in the same manner that you selected for your Pensionable Earnings.  You must make a separate investment election for any other special accounts you may have.  You are limited to one investment election per Account.  So, for example, if you choose to direct all your Pensionable Earnings into the same distribution Account (e.g., Termination Account or 2015 Account), only one investment election will drive the allocation of those contributions.

Nolan will deem any investment direction(s) given to them to be continuing directions until you affirmatively change them.  Any changes to your current investment directions, or transfers permitted among Investment Options, will be effective on the date the transaction is approved and processed by Nolan.

Default Investment Direction.  A failure to make an investment election for a distribution account will result in amounts credited to that account being invested in the Plan’s default investment option.  The default investment option for the Plan is the same as the Qualified Default Investment Alternative (“QDIA”) designated for the LNC Employees’ 401(k) Plan.  Currently, the QDIA is the Delaware Foundation® Moderate Allocation Fund.

Subject to Change.  LNC reserves the right to eliminate or change the Investment Options offered under the Plan at any time.  LNC is under no obligation to offer any particular investment option or to effectuate a selection by you.  Any investment election by you shall be treated as a mere expression of investment preference on your part.

J.           Trading Restrictions & Other Limitations

Effective as of April 30, 2010, you may, subject to applicable restrictions under the Company’s Insider Trading and Confidentiality Policy, transfer amounts credited to the LNC Stock Unit Fund into any other Investment Option as well as transfer amounts credited to your non-LNC Stock Unit Fund Investment Options into the LNC Stock Unit Fund.  In addition, you may make new elections to increase your contributions into the LNC Stock Unit Fund, subject to certain trading restrictions described below, and in the “Insider Trading and Confidentiality Policy” available to you on LNC’s intranet website at the following address:

http://inside.lfg.com/lfg/DOCS/pdf/coc/plc/InsiderTradingPolicy.pdf

Transfers from the Lincoln Stable Value account are not restricted in the same way as they are in the qualified savings plan (transfers out of the Lincoln Stable Value Account are subject to a “90-Day Equity Wash” requirement, as explained in the Investment Supplement for that plan).  However, if you were a participant in the CIGNA deferred compensation plan and made deferrals into the guaranteed fund investment option under that plan prior to 1996, those assets were credited to a special CIGNA guaranteed fund account under the Plan (the “CIGNA Account”).  You will not be permitted to transfer amounts credited to a CIGNA Account into any other Plan Investment Option.

In order to prevent market timing, excessive trading, and similar abuses, the managers of the various Investment Options may impose additional trading restrictions or redemption fees triggered by certain kinds of trades or trading activities.  The same or similar trading restrictions may be applied to your notional investments in this Plan, if, in the sole discretion of the Benefits Administrator (the Plan administrator and fiduciary), your pattern of investment is considered abusive. For mutual fund investment options, please see the relevant prospectus for information on trading restrictions or applicable redemption fees.  For collective investment trust options, please consult the relevant disclosure statements for such information.  These documents are available on Lincoln Alliance’s web site at: www.LincolnAlliance.com, or by requesting them through the Call Center: 800-234-3500.  Neither the Lincoln Stable Value Account investment option nor the LNC Stock Unit Fund is subject to any market timing or excessive trading restrictions or redemption fees.

K.           The Investment Supplement – Summary Information on the Investment Options

In General.  For recordkeeping purposes, you will have an Account established in your name.  In addition, separate investment sub-account(s) may be established within your Account, one for each Investment Option that you select, including one for “phantom” units representing the LNC Stock Fund (your “Stock Unit” sub-account).  Please note, that your “investment” in the various Investment Options offered under the Plan is notional only.  The investments are “phantom” investments, and your Account(s) earnings/losses are based on “phantom” performance.  That is, your money will not actually be invested in the Investment Options you select.  However, the Plan record keeper will track investment performance as if contributions were actually invested in the Investment Options that you selected.  All contributions (yours and LNC’s), and any notional or “phantom” earnings on those contributions, will remain assets of LNC until the time distributed to you.  LNC reserves the right to change the Investment Options offered in the future.

Types of Investment Options.  The Plan’s Investment Options include the LNC Stock Unit Fund, a variety of mutual funds and bank collective investment trusts, and a stable value option—the Lincoln Stable Value Account.

Collective Investment Trusts.  A collective investment trust or “CIT” is an investment fund that is similar to a mutual fund in that it invests in stocks, bonds, and other investments.  However, CITs are exempt from registration with the Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940 (the “1940 Act”) and are therefore not subject to the same fees, expenses and regulatory requirements—or regulatory protections—as mutual funds.  Collective investment trusts may only hold the assets of qualified retirement and government plans, including 401(k) plans, Taft-Hartley plans, profit sharing and cash balance plans, and governmental 457 plans.  An investor in a CIT holds a “unit” of the trust.  This investment is neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any other government agency, or entitled to the protections of the 1940 Act.

In addition to the quoted net expense ratios, other expenses, including legal, auditing, custody service and tax form preparation, investment and reinvestment expenses may apply with respect to your CIT investment.  The CITs offered by the Plan are maintained by Wilmington Trust Retirement and Institutional Services Company (“WTRIS”), (“Trustee”) formerly known as AST Capital Trust Company of Delaware, a Delaware state chartered trust company.  WTRIS is an independent trust company and is not an affiliate of Lincoln Financial Group.  WTRIS is a wholly owned subsidiary of Wilmington Trust FSB.

Participation or investment in a CIT is governed by the terms of the trust and participation materials.  An investor should carefully consider the investment objectives, risks, and charges and expenses of the CIT before investing.  The disclosure statement for each CIT contains this and other important information and should be read carefully before investing or sending money. For disclosure statements, please contact the Nolan Financial Group at 888-907-8633, or visit its web site at: www.NolanLink.com.

Mutual Funds.   Mutual funds invest in stocks and bonds and other investments and are registered with the SEC as an investment company under the 1940 Act.  Investors in a mutual fund are “shareholders” in a fund with all of the rights and protections provided by the 1940 Act.  With respect to a mutual fund investment option, an investor should carefully consider the investment objectives, risks, charges and expenses of the investment company before investing.  The prospectus for the mutual fund contains this and other important information and should be read carefully before investing or sending money.  For prospectuses, please contact the Nolan Financial Group at 888-907-8633, or visit its web site at: www.NolanLink.com.

Insurance Products.  The Lincoln Stable Value Fund is a fixed annuity issued by The Lincoln National Life Insurance Company, Fort Wayne, IN, 46802, on Form 28866-SV and state variations thereof. Guarantees are based upon the claims-paying ability of the issuer.  Contributions received in any quarter will earn interest at the portfolio rate in effect for the quarter, with a minimum guaranteed interest rate.

Employer Securities.  The primary purpose of the LNC Stock Unit Fund is to allow you to invest in the securities of Lincoln National Corporation.  The LNC Stock Unit Fund is a unitized fund.  A unit of the fund represents a pro-rata portion of all of the securities (shares of LNC common stock) held by the fund, as well as a pro-rata portion of any cash or money market investment held by the Fund for liquidity purposes.  The cash or money market units are used to execute daily transactions, thus avoiding the need for the manager to sell shares of stock on the open market and wait to receive the cash proceeds from the sale to satisfy a participants’ transfer or redemption transaction.  The value of a unit of the LNC Stock Unit Fund is calculated each day by dividing the current value of all LNC common stock in the LNC Stock Fund invested in by participants of the LNC Employees’ 401(k) Plan, plus any cash or money market investment, by the total number of units allocated to participant investors.  Currently, this Fund holds units of a money market account rather than actual cash to satisfy liquidity needs.

For more information about the Company, including information about the risks associated with an investment in the Company, see the sections below entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 54.

Self-Directed Brokerage Account.  We do not offer a self-directed brokerage account as an investment option under the Plan.

Deferred Compensation Obligations. This Investment Supplement covers Deferred Compensation Obligations registered under this Plan.  The Deferred Compensation Obligations represent our obligations to pay deferred compensation amounts in the future to Plan participants (similar to the repayment of a debt).  As described above, contributions made with respect to a participant under the Plan are notionally credited to various Investment Options (phantom investments) selected by the Benefits Administrator that are used to value the Plan Account(s) we establish for the participant.  Each Account is credited with earnings, gains, and losses based on these notional investment measures.

The Deferred Compensation Obligations are our unsecured and unsubordinated general obligations and rank pari passu with our other unsecured and unsubordinated indebtedness.  The Deferred Compensation Obligations are not convertible into any other security except that Account balances treated as invested in LNC common stock through the LNC Stock Unit Fund are distributed in shares of LNC common stock.

Valuation.  The value of a hypothetical unit or share of an Investment Option under this Plan “tracks” or is based on a unit or share of the Investment Option with the same name in the LNC Employees’ 401(k) Plan.  For example, the value of a unit of the LNC Stock Unit Fund is based on, or ‘tracks”, a unit of the LNC Common Stock Fund in the LNC Employees’ 401(k) Plan.

Investment Options under the Plan will be valued each day that stock exchanges in the United States are open for business.

The valuation date for transfers into the LNC Stock Unit Fund is the date your request is received and confirmed by Nolan, as long as your call is received prior to 3 p.m. (Central Time) on a business day (otherwise the next business day).  The valuation date for new contributions into the LNC Stock Unit Fund is the business day on which, or next following the date on which your contribution to the Plan is credited by Nolan to your account.  The valuation date for distributions from the Plan is provided for in Section D.

Investment Decisions; Diversification.  Depending on your investment needs and objectives, you may decide to concentrate or diversify the assets currently credited to your various Accounts, and any future contributions that you and/or we may make to your Accounts—both your pre-tax deferrals of Pensionable Earnings and your Company Contributions (together, “Contributions”)—among the various Investment Options described below.  Subject to the rules restricting the trading activities of executives and other officers of the Company, and any trading restrictions or other limitations imposed by the Investment Options involved (described in more above), you may make elections directing the Nolan Financial Group (“Nolan”)—the Plan’s record keeper and third party administrator—as to how to invest your future Contributions, including elections to increase or decrease the rate of future contributions into the LNC Stock Unit Fund.

In deciding how to invest your Plan Account(s), you should carefully consider the Investment Options that are right for you. You should read the following information carefully when making Plan investment decisions.  The information below will help you to understand the investment choices and the differences among them.  The information provided to you in the following description of Investment Options should not be construed as an investment recommendation for any particular Investment Option.

As of the date of this Prospectus Supplement, the Investment Options listed below are available for you to invest in.  These are the same investments currently offered under the LNC Employees’ 401(k) Plan.  For more detailed information about each of the Investment Options (except for the LNC Stock Unit Fund) please log onto your account at the following website address: www.NolanLink.com or contact The Nolan Financial Group at 888-907-8633.   For LNC Stock Unit Fund information, you can contact the Lincoln Alliance Customer Contact Center: 800-234-3500 or the Benefits Administrator.

Comparative Performance of Investment Options.  The table below has been prepared to assist you in making your investment directions under the Plan. However, the value of this information is limited, and we recommend that you consult a qualified investment adviser before making any investment decisions.  Expressed in percentage terms, the calculation of average annual total return is determined by taking the change in price, reinvesting, if applicable, all income and capital-gains distributions during that month, and dividing by the starting price. Reinvestments are made using the actual reinvestment price, and daily payoffs are reinvested monthly.  The investment management fees, contract fees, and other expenses (the “Net Expense Ratio” shown on the chart below) have been deducted from the performance data below. In cases where additional fees and expenses have not been included in the performance data, please note that the performance figures would be reduced if such expenses were deducted from performance data.  Please see the description of “Expense” for each Investment Option for more detail about these additional fees and expenses.

Fund Performance – Average Annual Total Return*
		Performance as of 3/31/2010					Performance as of Quarter Ending 3/31/2010			Expense Ratio %
	Ticker	3 Months	1 Year	3 Years	5 Years	- Inception Date	1 Year	5 Years	* 10 Yrs. Or Since Inception	Gross	± Net
Stock-Based Investments
American Funds Grth Fund of Amer R5	RGAFX	4.25%	46.37%	-1.95%	4.40%	May-02	46.37%	4.40%	1.33%	0.40	0.40
Columbia Acorn Z	ACRNX	7.29%	65.02%	-1.75%	5.39%	Jun-70	65.02%	5.39%	8.64%	0.76	0.76
Delaware Intl Equity Trust	---	1.78%	54.74%	---	---	Oct-08	54.74%			0.90	0.90
Delaware Large Cap Growth Trust	---	2.39%	46.81%	---	---	Oct-08	46.81%			0.70	0.70
Delaware Lg Cap Value Trust	---	3.65%	37.08%	---	---	Oct-08	37.08%			0.70	0.70
Delaware Mid Cap Value I	DLMIX	9.03%	59.64%	---	---	Feb-08	59.64%		-2.28%	2.66	1.00
Delaware Small Cap Growth Trust	---	10.99%	79.66%	---	---	Oct-08	79.66%			0.80	0.80
Dodge & Cox International Stock	DODFX	3.70%	75.71%	-4.64%	5.98%	May-01	75.71%	5.98%	8.92%	0.64	0.64
Harbor International Growth Instl	HAIGX	0.90%	51.39%	-5.50%	5.41%	Nov-93	51.39%	5.41%	-4.82%	0.92	0.92
Vanguard Extended Market Idx Instl	VIEIX	8.93%	67.22%	-2.63%	4.71%	Jul-97	67.22%	4.71%	1.82%	0.09	0.09
Vanguard Institutional Index	VINIX	5.39%	49.91%	-4.10%	1.95%	Jul-90	49.91%	1.95%	-0.62%	0.05	0.05
Allocation Investments
Delaware Foundation Conservative Allocation	DFIIX	3.11%	34.24%	4.68%	5.80%	Dec-97	34.24%	5.80%	4.50%	1.37	0.90
Delaware Foundation Moderate Allocation	DFFIX	3.35%	39.55%	2.23%	4.89%	Dec-97	39.55%	4.89%	3.52%	1.16	0.90
Delaware Foundation Growth Allocation	DFGIX	3.34%	45.27%	-0.82%	3.76%	Dec-97	45.27%	3.76%	2.07%	1.53	0.90
Bond-Based Investments
Delaware Diversified Income Trust	---	2.96%	26.47%	---	---	Oct-08	26.47%			0.70	0.70
Cash and Stable Value
Lincoln Stable Value Account	---	1.05%	4.54%	4.77%	4.46%	May-83	4.54%	4.46%	4.97%	0.10	0.10
Employer Securities
LNC Stock Unit Fund	LNC	22.64%	340.83%	-22.23%	-6.91%	---	340.83%	-6.91%	-0.72%	---	---

*Average annual total return for period specified or since inception if the fund's age is less than the number of years shown.

±  Expense ratios are net of any temporary fee waiver currently in effect.  Please see the description of “Expense” for each option for more detail.

Risks Associated with the Investment Options.  It is important to keep in mind one of the main axioms of investing: the higher the risk of losing money, the higher the potential reward.  The reverse, also, is generally true: the lower the risk, the lower the potential reward.  As you consider investing in the Plan’s Investment Options, you should take into account your personal risk tolerance.  Diversification within your investment portfolio can reduce risk.  Recent events in the financial sector and the corresponding market volatility reinforces the importance of a well-diversified portfolio, which is one of the most effective ways to ride out short-term market fluctuations.  When you diversify your portfolio – whether by investing in a ready-mixed fund with exposure to a number of investment sectors, or by investing in a number of funds representing different asset classes or styles – you can potentially reduce risk and increase your exposure to various market opportunities.

The Investment Options are subject to one or more risks which are described in summary fashion in the section entitled “Primary Risks” for each Option, and in greater detail in the prospectus materials (for mutual funds), disclosure statements (for collective investment trusts), and miscellaneous disclosure materials referenced in this document.  Please remember that this Investment Supplement is only a summary of those primary disclosure materials, and is not intended to replace or supersede those materials.  Before investing, you should review the full explanation of risks associated with each investment before making a decision to invest.  Copies of the prospectuses and disclosure statements for mutual funds and collective investment trusts are available by contacting Lincoln Alliance’s Call Center at: 800-234-3500, or visiting its web site at: www.LincolnAlliance.com.

The following are summaries of the Prospectuses and Disclosure Statements related to the various options available.  You should read the full Prospectuses and Disclosure Statements for an explanation of the Funds and risks involved in investing in any one of the funds.

_________________________________________________

Stock-Based Investments
_________________________________________________

American Funds Growth Fund of Amer R5 (Mutual Fund)

•
Investment Objectives:  The Fund seeks to provide growth of capital.  The benchmark for this Fund is the S&P 500/Citigroup Growth Index. The S&P/Citigroup Growth Index is a capitalization-weighted index that measures the performance of S&P 500 companies that exhibit strong growth characteristics, including higher earnings growth rates.

•
Investment Strategies:  The Fund invests primarily in common stocks of companies that appear to offer superior opportunities for growth of capital.  The Fund may also hold cash or money market instruments.  The Fund may invest up to 15% of its assets in securities of issuers domiciled outside the United States and Canada and not included in Standard & Poor’s 500 Composite Index.  The Fund may invest up to 10% of its assets in lower quality nonconvertible debt securities.

•
Primary Risks:  This Fund is designed for investors with a long-term perspective who are able to tolerate potentially wide price fluctuations as the growth-oriented equity-type securities generally purchased by the Fund may involve large price swings and potential for loss.  In general, investment in the Fund is subject to risks, including the possibility that the value of the Fund's portfolio holdings may fluctuate in response to events specific to the companies or markets in which the Fund invests, as well as economic, political or social events in the United States or abroad. For specific definitions/explanations of the risks associated with investments in this Fund, please see the prospectus for this Fund.

•	Manager: Capital Research and Management Company is the investment advisor.

•	Expense: 0.37%.

Columbia Acorn Fund (Mutual Fund)

•
Investment Objectives:  The Fund seeks long-term capital appreciation.  The long-term investment objective is compared to those of the Russell 2500 Index, the Fund’s primary benchmark, the S&P 500® Index and the Russell 2000 Index.

Investment Strategies:  Under normal circumstances, the Fund invests a majority of its net assets in small- and mid-sized companies with market capitalizations under $5 billion at the time of investment.  The Fund may also invest up to 33% of its assets in foreign companies in developed markets such as Japan, Canada and the United Kingdom and in emerging markets such as China, India and Brazil.

•
Primary Risks:  Emerging Markets Securities Risk, Foreign Securities Risk, Industry Sector Risk, Investment Strategy Risk, Market Risk, Small Company Securities Risk.  For specific definitions/explanations of these types of risks, please see the prospectus for this Fund.  In general, investments in small- and mid-cap companies may be subject to greater volatility and price fluctuation because they may be thinly traded and less liquid, and may be affected by stock market fluctuations due to economic and business development.  This Fund may invest in foreign securities, which may be subject to greater volatility than domestic investments.

•	Manager: Columbia Wanger Asset Management, L.P.

•	Expense: 0.76%

Delaware International Equity Trust (Collective Investment Trust)

•	Investment Objectives: The Trust seeks long-term capital appreciation without undue risk to principal. The benchmark for the Trust is the MSCI® EAFE Index.

•
Investment Strategies:  The Trust is invested primarily in equity securities of issuers from foreign countries.  The sub-advisor for the Trust, Delaware Investment Advisers (“DIA”), believes that the potential for strong returns can be realized by assembling an international portfolio of fundamentally strong companies that have superior business prospects and that are priced below DIA’s estimate of their intrinsic value.  In selecting foreign stocks, DIA’s philosophy is based on the concept that adversity creates opportunity and that transitory problems can be overcome by well-managed companies.  DIA focuses on out-of-favor stocks that have the potential to realize their intrinsic value within a three to five year time horizon.  The Trust may purchase securities in any foreign country, developed or emerging; however, it is currently anticipated to invest in Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, Korea, Mexico, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, Taiwan, and the United Kingdom.

•
Primary Risks:  Call Risk, Credit Risk, Currency Risk, Derivatives Risk, Emerging Market Risk, Foreign Government and Supranational Securities Risk, High-Yield, High Risk Foreign Fixed-Income Securities Risk Industry and Security Risk Inefficient Market Risk, Information Risk Interest Rate Risk, International Risk, Liquidity Risk, Manager Risk, Market Risk, Political Risk, Small Company Risk, Transactions Costs Risk, Turnover Risk. For specific definitions/explanations of these types of risks, please see the disclosure statement for this Trust.  In general, foreign investments are subject to risks not ordinarily associated with domestic investments, such as currency, economic and political risks, and different accounting standards. Securities of issuers from emerging market countries may be more volatile, less liquid, and generally more risky than investments in issuers from more developed foreign countries.

•
Manager:  Wilmington Trust Retirement and Institutional Services Company (the “Trustee”), formerly known as the AST Capital Trust Company, serves as the Trustee of the Trust and maintains ultimate fiduciary authority over the management of, and investments made in, the Trust.  The Trustee is a wholly owned subsidiary of Wilmington Trust FSB and a Delaware State chartered trust company.  The Trustee has engaged DIA, a series of Delaware Management Business Trust, to act as the investment sub-advisor to the Trust.

•	Expense: 0.90%. The Trust will be charged with certain operating expenses, including, without limitation, audit expenses, custody services fees, tax form preparation expenses, legal and other fees.

Delaware Large Cap Growth Trust (Collective Investment Trust)

•	Investment Objectives: The Trust seeks long-term capital appreciation. The benchmark for this Trust is the Russell 1000® Growth Index.

•
Investment Strategies:  The Trust is invested primarily in equity securities of large-capitalization companies that the Trust’s sub-advisor, Delaware Investment Advisers (“DIA”), believes have the potential for sustainable free cash flow growth.  The Trust currently considers a “large-capitalization company” to be a company within the range of market capitalization of companies in the Russell 1000 Growth Index at the time of purchase.

•
Primary Risk:  Credit Risk, Futures and Options Risks, Industry and Security Risk, International Risk, Liquidity Risk.  For specific definitions/explanations of these types of risks, please see the disclosure statement for this Trust.  In general, because this Trust expects to hold a more concentrated portfolio of a limited number of securities, a decline in the value of these investments would cause the Trust’s overall value to decline to a greater degree than a less concentrated portfolio. Foreign investments are subject to risks not ordinarily associated with domestic investments, such as currency, economic and political risks, and different accounting standards.

•
Manager:  Wilmington Trust Retirement and Institutional Services Company (the “Trustee”), formerly known as the AST Capital Trust Company, serves as the Trustee of the Trust and maintains ultimate fiduciary authority over the management of, and investments made in, the Trust.  The Trustee is a wholly owned subsidiary of Wilmington Trust FSB and a Delaware State chartered trust company.  The Trustee has engaged DIA, a series of Delaware Management Business Trust, to act as the investment sub-advisor to the Trust.

•
Expense: 0.70%.  The Trust will be charged with certain operating expenses, including, without limitation, audit expenses, custody service fees, tax form preparation expenses, retirement plan platform fees, legal and other fees.

Delaware Large Cap Value Trust (Collective Investment Trust)

•	Investment Objectives: The Trust seeks long-term capital appreciation. The benchmark for this Trust is the Russell 1000® Value Index.

•
Investment Strategies:  The Trust is invested primarily in securities of large-capitalization companies (with market capitalizations of $5 billion or greater at the time of purchase) that the Trust’s sub-advisor, Delaware Investment Advisers (“DIA”), believes to have long-term capital appreciation potential and are undervalued in relation to their intrinsic value as indicated by multiple factors including earnings and cash flow potential.  DIA follows a value-oriented investment philosophy in selecting stocks for the Trust using a research intensive approach.

•
Primary Risks: Call Risk, Currency Risk, Derivatives Risk, Emerging Markets Risk, Industry and Security Risk, Interest Rate Risk, International (Country) Risk, Liquidity Risk, Manager Risk, Market Risk, Turnover

Risk.  For specific definitions/explanations of these types of risks, please see the disclosure statement for this Trust.  In general, because this Trust expects to hold a more concentrated portfolio of a limited number of securities, a decline in the value of these investments would cause the Trust’s overall value to decline to a greater degree than a less concentrated portfolio.  Foreign investments are subject to risks not ordinarily associated with domestic investments, such as currency, economic and political risks, and different accounting standards.

•
Manager:  Wilmington Trust Retirement and Institutional Services Company, formerly known as the AST Capital Trust Company, serves as the Trustee of the Trust and maintains ultimate fiduciary authority over the management of, and investments made in, the Trust.  The Trustee is a wholly owned subsidiary of Wilmington Trust FSB and a Delaware State chartered trust company.  The Trustee has engaged DIA, a series of Delaware Management Business Trust, to act as the investment sub-advisor to the Trust.

•	Expense: 0.70%. The Trust will be charged with certain operating expenses, including, without limitation, audit expenses, custody services fees, tax form preparation expenses, legal and other fees.

Delaware Mid Cap Value Fund (Mutual Fund)

•	Investment Objectives: The Fund seeks capital appreciation.

•
Investment Strategies:  The Fund is invested primarily in medium-sized companies whose stock prices appear low relative to their underlying value or future potential.  Under normal circumstances, at least 80% of the Fund’s net assets will be in investments of medium-sized companies (the 80% policy).  Mid-sized companies would be those companies whose market capitalizations fall within the range represented in the Russell Midcap® Value Index at the time of the Fund’s investment.  The Fund’s 80% policy can be changed without shareholder approval provided shareholders are given notice at least 60 days prior to any change.

•
Primary Risks:  Industry Risk, Interest Rate Risk, Liquidity Risk, Market Risk, Security Risk, Small Company Risk.  For specific definitions/explanations of these types of risks, please see the prospectus for this Fund.  In general, investing in small- and/or medium-sized company stocks typically involve greater risk, particularly in the short-term, than those investing in larger, more established companies.

•	Manager: Delaware Management Company, a series of Delaware Management Business Trust, which is a subsidiary of Delaware Management Holdings, Inc.

•
Expense: 1.00%.  The Fund’s investment manager has voluntarily agreed to waive all or a portion of its investment management fees and pay/or reimburse expenses, in order to prevent the total annual fund operating expenses from exceeding 1.00% of the Fund’s average daily net assets. The waiver may be discontinued at any time. The estimated total annual fund operating expenses without the waiver is 2.66%.

Delaware Smid Cap Growth Trust (Collective Investment Trust) formerly the Delaware Small Cap Growth Trust

On January 21, 2010, the Delaware Small Cap Growth Trust (Collective Investment Trust) transitioned to the Focus Growth Team of the Delaware Management Company with Christopher J. Bonavico and Kenneth F. Broad assuming portfolio responsibilities.  Effective March 31, 2010, the name was changed to Delaware Smid-Cap Growth Trust, and the investment objectives investment strategies and investment risks were changed as follows:

•	Investment Objectives: The Trust seeks long term capital appreciation by investing primarily in common stocks of growth oriented companies The Trust’s benchmark is the Russell 2500® Growth Index.

•
Investment Strategies:  The Trust investment primarily in  stocks of  growth-oriented companies that the sub-advisor believes have long-term capital appreciation potential and expect to grow faster than the U.S.

economy.  The sub-advisor generally considers companies that, at the time of purchase, have total market capitalizations within the range of market capitalizations of companies in the Russell 2500® Growth Index.  Under normal circumstances the Trust will invest at least 80% of its net assets in equity securities of small- and mid-capitalization companies (80% Policy).  The sub-advisor uses the bottom up approach, seeking to select securities of companies, the sub-advisor believes have attractive end market potential, dominant business models, and strong cash flow generation that are attractively priced compared to intrinsic value of the securities.  The sub-advisor also considers a company’s operational efficiencies, management’s plans for capital allocation, and the company’s shareholder orientation.  These factors give the sub-advisor insight into the outlook for a company, helping to identify companies poised for free cash flow growth.  The sub-advisor believes that sustainable free cash flow growth, if it occurs, may result in price appreciation for the company’s stock.

The Fund generally holds 25 to 30 stocks, although from time to time it may hold fewer or more names, depending upon the Sub-Advisor’s assessment of the investment opportunities available.  In addition, the Sub-Advisor maintains a diversified portfolio representing a number of different industries.  Such an approach helps to minimize the impact that any one security or industry could have on the Fund if it were to experience a period of slow or declining growth.

•
Primary Risks:  Market Risk, Industry/Sector Risk, Small- and Medium-size company risk, International Risk, Futures and Options Risk, Limited Number of Stocks Risk, Liquidity Risk. For specific definitions/explanations of these types of risks, please see the disclosure statement for this Trust.  In general, because this Trust expects to invest in the stocks of small- and medium-sized companies typically involve greater risk than those of larger companies because of limited financial resources or dependence on narrow product lines.  International investments are subject to risks and not ordinarily associated with domestic investments, such as currency, economic and political risks, and different accounting standards.

•
Manager:  Wilmington Trust Retirement and Institutional Services Company (the “Trustee”), formerly known as AST Capital Trust Company, serves as the Trustee of the Trust and maintains ultimate fiduciary authority over the management of, and investments made, in the Trust.  The Trustee is a wholly owned subsidiary of Wilmington Trust FSB and a Delaware State chartered trust company.  The Trustee has engaged Delaware Investment Advisers, a series of Delaware Management Business Trust, to act as the investment sub-advisor to the Trust.

•	Expense: 0.80%.

Dodge & Cox International Stock Fund (Mutual Fund)

•
Investment Objectives:  The Fund seeks long-term growth of principal and income.  A secondary objective is to achieve a reasonable current income.  The Fund’s benchmark is the Morgan Stanley Capital® International, Europe, Australasia, Far East Index (MSCI®EAFE®).  The MSCI®EAFE® is an unmanaged index of the world’s stock markets, excluding the United States.

•
Investment Strategies:  The Fund invests primarily in a diversified portfolio of equity securities issued by non-U.S. companies from at least three different foreign countries, including emerging markets.  The Fund focuses on countries whose economic and political systems appear more stable and are believed to provide some protection to foreign shareholders.  The Fund invests primarily in medium-to-large well established companies based on standards of the applicable market.

•
Primary Risks:  Emerging Markets Risk, Equity Securities Risk, Fixed Income Securities Risk. For specific definitions/explanations of these types of risks, please see the prospectus for this Fund.  In general, foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. These and other risk considerations are discussed in the Fund’s prospectus.

•	Manager: Dodge & Cox

•	Expense: 0.64%

Harbor International Growth Fund (Mutual Fund)

•	Investment Objectives: The Fund seeks long-term growth of capital. The benchmark for the Fund is the MSCI® EAFE Growth Index.

•
Investment Strategies:  The Fund is invested primarily (no less than 65% of its total assets) in common stocks of foreign companies that are selected for their long-term growth potential.  The Fund may invest in companies of any size throughout the world.  The Fund normally invests in the securities or issuers that are economically tied to at least four different foreign countries.  The Fund may invest up to 35% of its total assets, determined at the tine of purchase, in securities of companies operating in or economically tied to emerging markets.  Some issuers or securities in the Fund’s portfolio may be based in or economically tied to the United States.

•
Primary Risk:  Growth Style Risk, Emerging Markets Risk, Foreign Securities Risk, Market Risk, Portfolio Turnover Risk, Selection Risk.  For specific definitions/explanations of these types of risks, please see the prospectus for this Fund. The Fund’s policy of investing in a narrowly focused selection of stocks may expose the Fund the risk that a substantial decrease in the value of a stock may cause the net asset value of the Fund to fluctuate more than if the Fund were invested in a greater number of stocks.  The Fund may also be subject to greater risks and higher brokerage and custodian expenses than funds invested only in the U.S.  Investing in international and emerging markets poses special risks, including potentially greater price volatility due to social, political and economic factors, as well as currency exchange rate fluctuations.  These risks are more severe for securities of issuers in emerging market regions.

•
Manager:  Harbor Capital Advisors, Inc. maintains ultimate fiduciary authority over the management of, and investments made, in the Fund, and have engaged Marsico Capital Management LLC to act as the investment sub-advisor to the Fund.

•	Expense: 0.92%.

Vanguard® Extended Market Index Fund (Mutual Fund)

•
Investment Objectives:  The Fund seeks to track the performance of a benchmark index that measures the investment return of small- and mid-capitalization stocks.  The benchmark for this Fund is the Dow Jones Wilshire 4500 Completion Index, Spliced Extended Market Index and the S&P Completion Index.

•
Investment Strategies:  The Fund employs a “passive management” –-or indexing—investment approach designed to track the performance of the Standard & Poor’s Completion Index, a broadly diversified index of stocks of small and medium-size U.S. companies.  The S&P Completion Index contains all of the U.S. common stocks regularly traded on the New York and American Stock Exchanges and the Nasdaq over-the-counter market, except those stocks included in the S&P 500 Index.  The Fund invests all, or substantially all, of its assets in stocks of its target index, with nearly 80% of its assets invested in 1,200 stocks in its target index (covering nearly 80% of the Index’s total market capitalization), and the rest of its assets in a representative sample of the remaining stocks.  The Fund holds a broadly diversified collection of securities that, in the aggregate, approximates the full Index in terms of key characteristics.  These key characteristics include industry weightings and market capitalization, as well as certain financial measures, such as price/earnings ratio and dividend yield.

•
Primary Risks:  Investment Style Risk, Stock Market Risk. For specific definitions/explanations of these types of risks, please see the prospectus for this Fund. The Fund is subject to stock market risk, which is the chance that stock prices overall will decline.  Stock markets tend to move in cycles, with periods of rising or falling prices.  The Fund is also subject to investment style risk, which is the chance that returns from small- and mid-capitalization stocks will trail returns from the overall stock market.  Historically, these stocks have been more volatile in price than the large-cap stocks that dominate the overall market, and they often perform quite differently.

•	Manager: The Vanguard Group, Inc. is the registered investment advisor.

•	Expense: 0.09%

Vanguard® Institutional Index Fund (Mutual Fund)

•	Investment Objectives: The Fund seeks to track the performance of a benchmark index that measures the investment return of large-capitalization stocks.

•
Investment Strategies:  The Fund employs a “passive management” –-or indexing—investment approach designed to track the performance of the Standard & Poor’s 500 Index, a widely recognized benchmark of U.S. stock market performance that is dominated by the stocks of large U.S. Companies.  The Fund tends to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the Standard & Poor’s 500 Index, holding each stock in approximately the same proportion as its weighting in the Index.

•
Primary Risks:  Investment Style, Stock Market Risk.  For specific definitions/explanations of these types of risks, please see the prospectus for this Fund. In general, Vanguard funds classified as moderate to aggressive are broadly diversified but are subject to wide fluctuations in share price because they hold virtually all of their assets in common stocks. In general, such funds are appropriate for investors who have a long-term investment horizon (ten years or longer), who are seeking growth in capital as a primary objective, and who are prepared to endure the sharp and sometimes prolonged declines in share prices that occur from time to time in the stock market. This price volatility is the trade-off for the potentially high returns that common stocks can provide. The level of current income produced by funds in this category ranges from moderate to very low.

•	Manager: The Vanguard Group, Inc. is the registered investment advisor.

•	Expense: 0.05%

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Asset Allocation Options
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Each of the three Asset Allocation Options summarized below relies on active asset allocation and invests in a diversified portfolio of securities of different investment classes and styles as it strives to obtain its objectives.  The Asset Allocation Options offer varying levels of income and growth potential and corresponding variations in risk: “conservative,” “moderate,” or “aggressive.”

Delaware Foundation® Conservative Allocation Fund (Mutual Fund)

•
Investment Objectives:  The Fund seeks a combination of current income and preservation of capital with capital appreciation.  The benchmark for the Fund is the Barclays Capital U.S. Aggregate Index, formerly known as Lehman Brothers U.S. Aggregate Index.

•
Investment Strategies: The Fund invests in a combination of underlying securities representing a variety of asset classes and investment styles, using an active allocation approach.  The Fund typically targets about 40% of its net assets in equity securities (with a range of 20% to 50%), and 60% of its net assets in fixed income securities (with a range from 50% to 80%).  The following provides the target percentages of the Fund’s net assets in each style of underlying equity securities: U.S. equity, such as U.S. large cap core, U.S. large cap growth, U.S. large cap value, U.S. small cap core (target 20%, with a range of  5% to 30%); international equity, such as international value and international growth (target 15%, with a range of 5% to 30%); global real estate (target 0%, with a range from 0% to 15%); emerging markets (target 5%, with a range from 0% to 10%).  The fixed income portion includes bonds (target 58%, with a range of 30% to 70%) and cash equivalents (target 2%, with a range of 0% to 20%).

•
Primary Risks:  The Fund has significant exposure to Interest Rate Risk, Credit Risk and Pre-payment Risk, due to its greater focus in the fixed income asset class and moderate exposure to Currency Risk due to its international holdings. Additional risks include Derivatives Risk, Emerging Markets Risk, Foreign Government and Supranational Securities Risks, Foreign Risk, Futures and Option Risk, High-Yield, High-Risk Foreign Fixed Income Securities Risk, Industry and Security Risk, Inefficient Market Risk, Information Risk, International Risk, Legislative and Regulatory Risks, Liquidity Risk, Loans and Other Direct Indebtedness Risks, Market Risk, Political Risk, Real Estate Industry Risk, Small Company Risk, Transaction Cost Risk, Zero Coupon and Pay-in-Kind Bonds Risk, and Valuation Risk. For specific definitions/explanations of these types of risks, please see the prospectus for this Fund.  In general, the Fund may invest in international mutual funds, which are exposed to certain risks not ordinarily associated with domestic investments, such as currency, economic and political risks, and different accounting standards. The Fund’s investments are subject to the risk that the portfolio, particularly with longer maturities, will decrease in value if the interest rates rise. High-yielding, non-investment grade bonds (“junk bonds”) involve higher risk than investment grade bonds. Adverse conditions may affect the issuer’s ability to pay interest and principal on these securities.

•	Manager: Delaware Management Company, a series of Delaware Management Business Trust, which is a subsidiary of Delaware Management Holdings, Inc.

•
Expense: 0.90%.  The Fund’s investment manager has contracted to waive all or a portion of its investment advisory fees and or/reimburse expenses from January 28, 2010 through January 28, 2011 in order to prevent total annual fund operating expenses from exceeding, in an aggregate amount, 0.90% of the Fund’s average daily net assets.  The estimated total annual fund operating expenses without the waiver is 1.37%.

Delaware Foundation® Moderate Allocation Fund (Mutual Fund)

•
Investment Objectives:  The Fund seeks capital appreciation as the primary objective with current income as a secondary objective.  The Fund’s benchmark is the S&P 500 Index and Barclays Capital U.S. Aggregate Index, formerly known as the Lehman Brothers U.S. Aggregate Index.

•
Investment Strategies:  The Fund invests in a combination of underlying securities representing a variety of asset classes and investment styles, using an active allocation approach.  The Fund typically targets about 60% of its net assets in equity securities (with a range of 40% to 70%), and 40% of its net assets in fixed income securities (with a range from 30% to 60%).  The following provides the target percentages of the Fund’s net assets in each style of underlying equity securities: U.S. equity, such as U.S. large cap core, U.S. large cap growth, U.S. large cap value, U.S. small cap core (target 30%, with a range of 10% to 40%); international equity, such as international value and international growth (target 22.5%, with a range of 10% to 40%); global real estate (target 0%, with a range from 0% to 15%); emerging markets (target 7.5%, with a range from 0% to 15%).  The fixed income portion includes bonds (target 38%, with a range of 20% to 50%) and cash equivalents (target 2%, with a range of 0% to 15%).

•
Primary Risks:  The Fund has significant exposure to Foreign Risk and Currency Risk, due to its international holdings and moderate exposure to Small Company Risk, Interest Rate Risk, Credit Risk and Emerging Markets Risk.  Additional risks include Derivatives Risk, Foreign Government and Supranational Securities Risks, Futures and Option Risk; High-Yield, High-Risk Foreign Income Securities Risk, Industry and Security Risk, Inefficient Market Risk Information Risk, International Risk, Legislative and Regulatory Risks, Liquidity Risk, Loans and Other Direct Indebtedness Risks, Market Risk, Political Risk, Pre-payment Risk, Real Estate Industry Risk, Transaction Cost Risk, Zero Coupon and Pay-in-Kind Bonds Risk, and Valuation Risk. For specific definitions/explanations of these types of risks, please see the prospectus for this Fund.  In general, this Fund may invest in international mutual funds, which are exposed to certain risks not ordinarily associated with domestic investments, such as currency, economic and political risks, and different accounting standards.  Fund investments are subject to the risk that the portfolio, particularly with longer maturities, will decrease in value if the interest rates rise. High-yielding, non-investment grade bonds (“junk bonds”) involve higher risk than investment grade bonds. Adverse conditions may affect the issuer’s ability to pay interest and principal on these securities. A rise/fall in the interest rates can have a significant impact on bond prices and the NAV (net asset value) of the Fund.

•	Manager: Delaware Management Company, a series of Delaware Management Business Trust, which is a subsidiary of Delaware Management Holdings, Inc.

•
Expense: 0.90%.  The Fund’s investment manager has contracted to waive all or a portion of its investment advisory fees and or/reimburse expenses from January 28, 2010 through January 28 , 2011 in order to prevent total annual fund operating expenses from exceeding, in an aggregate amount, 0.90% of the Fund’s average daily net assets.  The estimated total annual fund operating expenses without the waiver is 1.16%.

Delaware Foundation® Growth Allocation Fund (Mutual Fund)

•	Investment Objectives: The Fund seeks long-term capital growth. The benchmark for this Fund is the S&P 500 Index.

Investment Strategies:  The Fund invests in a combination of underlying securities representing a variety of asset classes and investment styles, using an active allocation approach.  The Fund typically targets about 80% of its net assets in equity securities (with a range of 55% to 90%), and 20% of its net assets in fixed income securities (with a range of 10% to 45%).  The following provides the target percentages of the Fund’s net assets in each style of underlying equity securities: U.S. equity, such as U.S. large cap core, U.S. large cap growth, U.S. large cap value, U.S. small cap core (target 40%, with a range of 15% to 50%); international equity, such as international value and international growth (target 30%, with a range of 15% to 50%); global real estate (target 0%, with a range from 0% to 20%); and emerging markets (target 0%, with a range from 0% to 20%).  The fixed income portion includes bonds (target 38%, with a range of 20% to 50%) and cash equivalents (target 2%, with a range of 0% to 10%).

•
Primary Risks:  The Fund has significant exposure to Small Company Risk, Foreign Risk and Currency Risk due to its international holdings and moderate exposure to Interest Rate Risk and Emerging Markets Risk.  Additional risks include Credit Risk, Derivatives Risk, Foreign Government and Supranational Securities Risks; Foreign Risk, Futures and Option Risk; High-Yield, High-Risk Foreign Income Securities Risk, Industry and Security Risk, Inefficient Market Risk Information Risk, International Risk, Legislative and Regulatory Risks, Liquidity Risk, Loans and Other Direct Indebtedness Risks, Market Risk, Political Risk, Pre-payment Risk, Real Estate Industry Risk, Transaction Cost Risk, Zero Coupon and Pay-in-Kind Bonds Risks, and Valuation Risk. For specific definitions/explanations of these types of risks, please see the prospectus for this Fund. In general, the Fund may invest in international mutual funds, which are exposed to certain risks not ordinarily associated with domestic investments, such as currency, economic and political risks, and different accounting standards. Note that funds investing in small- and/or medium-sized company stocks typically involve greater risk, particularly in the short-term, then those investing in larger, more established companies.  The Fund investments are subject to the risk that the portfolio, particularly with longer maturities, will decrease in value if the interest rates rise. High-yielding, non-investment grade bonds (“junk bonds”) involve higher risk than investment grade bonds. Adverse conditions may affect the issuer’s ability to pay interest and principal on these securities.  A rise/fall in the interest rates can have a significant impact on bond prices and the NAV (net asset value) of the Fund.

•	Manager: Delaware Management Company, a series of Delaware Management Business Trust, which is a subsidiary of Delaware Management Holdings, Inc.

•
Expense: 0.90%.  The Fund’s investment manager has contracted to waive all or a portion of its investment advisory fees and or/reimburse expenses from January 28, 2010 through January 28, 2011 in order to prevent total annual fund operating expenses from exceeding, in an aggregate amount, 0.90% of the Fund’s average daily net assets.  The estimated total annual fund operating expenses without the waiver is 1.53%.

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Bond Options
_________________________________________________

Bond Options seek income or growth of income by investing primarily in income-producing securities such as corporate bonds, mortgages, government bonds, foreign bonds, convertible bonds, and preferred stocks.  Bond Options generally have a lower potential for capital growth.

Delaware Diversified Income Trust (Collective Investment Trust)

•	Investment Objectives: The Trust seeks maximum long-term total return, consistent with reasonable risk. The benchmark for the Trust is Barclays Capital U.S. Aggregate Index.

•
Investment Strategies:  The Trust allocates its investments principally among the following sectors: U.S. investment grade, U.S. high yield, international developed markets, and emerging markets.  Under normal circumstances, there is no limit to the amount of the Trust’s assets that may be invested in the U.S. investment grade sector, with the Trust’s manager investing primarily in debt obligations issued or guaranteed by the U.S. government, its agencies or instrumentalities, and by U.S. corporations.  U.S. investment grade securities include securities which are issued or guaranteed as to the payment of principal and interest by the U.S. government and its various agencies and instrumentalities, and mortgage-backed securities issued or guaranteed by the U.S. government.  Under normal circumstances, between 5% and 50% of the Trust’s assets will be invested in the U.S. high yield sector, including domestic high yield securities having a liberal and consistent yield and those tending to reduce the risk of market fluctuations, domestic corporate debt obligations, including notes, which may be convertible or non-convertible, commercial paper, units consisting of bonds with stock or warrants to buy stock attached, debentures, convertible debentures, zero coupon bonds, and pay-in-kind securities.  U.S. high yield sector investments may also include rated and unrated bonds.  The rated bonds purchase by the Trust are generally rated BB or lower by Standard & Poor’s (S&P) or Fitch, Inc., Ba or lower by Moody’s Investors Service, Inc., or similarly rated by another nationally recognized statistical rating organization.  Investments in the international developed markets sector and the emerging markets sectors may range from 5% to 50% of the Trust’s total assets on a combined basis; however, investments in the emerging markets sector will, in the aggregate be limited to no more than 15% of the Trust’s total assets.  The international developed markets sector investments are primarily the fixed income securities of issuers organized or having the majority of their assets or deriving the majority of their operating income in international developed markets, and may include foreign government securities, debt obligations of foreign companies, and securities issued by supranational entities.  Emerging markets sector investments may include the securities of issuers in any foreign country, developed and underdeveloped, as well as the direct obligations of such issuers.  The Trust may also invest in sponsored and unsponsored American Depository Receipts (ADRs), European Depository Receipts (EDRs), Global Depository Receipts (GDRs), and zero coupon bonds.

•
Primary Risks:  The Trust has significant exposure to Credit Risk, Currency Risk, Derivatives Risk, Foreign Government Securities Risk, Futures and Option Risk , Interest Rate Risk, International Risk, Legislative and Regulatory Risk, Liquidity Risk, Loans and Other Direct Indebtedness Risk, Market Risk, Pre-payment Risk , Zero Coupon and Pay-in-Kind Bonds Risk, Transaction Costs Risk, and Valuation Risk.  For specific definitions/explanations of these types of risks, please see the disclosure statement for this Trust.  In general, investments in the Delaware Diversified Income Trust are subject to the risk that the portfolio, particularly with longer maturities, will decrease in value if the interest rates rise. High-yielding, non-investment grade bonds (“junk bonds”) involve higher risk than investment grade bonds. Adverse conditions may affect the issuer’s ability to pay interest and principal on these securities. Foreign investments are subject to risks not ordinarily associated with domestic investments, such as currency, economic and political risks, and different accounting standards.  Securities of issuers from emerging market countries may be more volatile, less liquid, and generally more risky than investments in issuers from more developed foreign countries.  Diversification does not ensure a profit or guarantee against a loss. The Trust will also be affected by prepayment risk due to its holdings of mortgage-backed securities. With prepayment risk, when homeowners prepay mortgages during periods of low interest rates, the Trust may be forced to redeploy its assets in lower yielding securities. If, and to the extent that, the Trust invests in forward foreign currency contracts or uses other investments to hedge against currency risks, the Trust will be subject to the special risks associated with those activities.

•
Manager:  Wilmington Trust Retirement and Institutional Services Company (the “Trustee”), formerly known as the AST Capital Trust Company, serves as the Trustee of the Trust and maintains ultimate fiduciary authority over the management of, and investments made in, the Trust.  The Trustee is a wholly owned subsidiary of Wilmington Trust FSB and a Delaware State chartered trust company.  The Trustee has engaged Delaware Investment Advisers, a series of Delaware Management Business Trust, to act as the investment sub-advisor to the Trust.

•	Expense: 0.70%

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Stability of Principal Investment Options
_________________________________________________

Stability of Principal Investment Options are conservative investment options which seek to hold the principal value of an investment so that it is stable or close to stable through all market conditions.  Stability of Principal Investment Options may credit a stated rate of return or minimum periodic interest rate that may vary.  These types of investments are often referred to as a “guaranteed account” or “money market account.”

The Lincoln Stable Value Account (Insured Product)

•
Investment Objectives:  This Investment Option seeks to provide a competitive current interest rate that translates into the highest possible return with the lowest level of risk while also offering the protection of principal. Contributions made to the Lincoln Stable Value Account in any quarter will earn interest at the quarterly-set portfolio rate.  The portfolio rate is declared for the quarter and is in effect only for that quarter.  The portfolio rate is the three-year average of the Barclays Capital Intermediate U.S. Government/Credit Index, formerly known as the Lehman Intermediate U.S. Government/Credit Index, plus 0.20%, as of one month prior to the beginning of each quarter.  The guaranteed minimum crediting rate for the Lincoln Stable Value Account is 3.00%.  The portfolio rate in effect for the third quarter (3Q) of 2009 is 4.64%.  This formula is guaranteed for five (5) contract years (ending October 1, 2013).  The Lincoln National Life Insurance Company will provide notice of a new formula prior to October 1, 2013.  If the Barclays Capital Intermediate U.S. Government/Credit Index ceases to be published, The Lincoln National Life Insurance Company will select a comparable index.

•
Investment Strategies: The Lincoln Stable Value Account, a fixed annuity, is part of the general account of The Lincoln National Life Insurance Company and is backed by the general credit worthiness and the claims paying ability of The Lincoln National Life Insurance Company.  The general account invests in investment and non-investment grade public companies, U.S. government bonds, high-quality corporate bonds, and other high-quality asset classes in keeping with the investment policy statement for the portfolio.

•
Primary Risks: Credit Risk (the chance that the issuer of a security will fail to pay interest and principal in a timely manner, or that such companies or individuals will be unable to pay the contractual interest or principal on their debt obligations at all); Inflation Risk (the possibility that, over time, the returns will fail to keep up with the rising cost of living); Interest Rate Risk (the chance that bond prices overall will decline over short or even long periods due to rising interest rates); Liquidity Risk (the chance that the insured product is not backed by sufficient reserves to meet participant withdrawals, or would incur a market value adjustment or penalty for early withdrawal from one or more of its contracts); Manager Risk (the chance that poor security selection will cause the Stable Value Fund to under-perform other stability of principal investment options with similar objectives); Market Risk (the chance that the value of your investment will change because of rising (or falling) stock or bond prices).  There is no government guarantee (such as the FDIC guarantee) protecting investments in the Lincoln Stable Value Account.

•	Manager: Delaware Investment Advisers, a series of Delaware Management Business Trust, is the registered investment advisor.

•
Expense: No asset charges are deducted from participant accounts.  0.09% is paid by The Lincoln National Life Insurance Company to Delaware Investment Advisers as a management fee and has effectively reduced the rate of return from the three-year average of the Barclays Capital Intermediate U.S. Government/Credit Index, plus 0.29% to that rate of return plus 0.20%.

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Lincoln National Corporation Stock Unit Fund
_________________________________________________

•	Investment Objectives: This Investment Option is designed to provide participants with the opportunity to invest in employer securities.

•
Investment Strategies:  To achieve its objective, this Fund invests in hypothetical units reflecting the value of LNC Common Stock exclusively (though a certain percentage of the Fund is held in cash, and therefore, each Unit of the investment contains a similar percentage of cash).

•
Primary Risks:  Investment-Style Risk; Inflation Risk; Liquidity Risk; and Market Risk. This Fund is a non-diversified fund—it invests in the stock of a single issuer.  It is therefore a riskier investment than an investment option that invests in a diversified pool of stocks of companies with similar characteristics as this Account.  The Fund is a market-valued account, meaning that both the principal value and the investment return may go up and down on based the market price of the stock held in the Fund.  For more information about LNC, including information about the risks associated with investment in Lincoln National Corporation, see the section below entitled “WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY” beginning on page 54.

•	Dividends: Dividends paid with respect to your investment in the LNC Stock Unit Fund will be automatically reinvested in LNC Stock Units-no action on your part is required.
•
Share Ownership: If you invest in this Fund you will not actually own or have the right to own shares of LNC Common Stock.  In addition, neither the Plan nor a trust funding the Plan, if any, will own actual shares of LNC Common Stock.  Instead, your Plan Account will be credited with hypothetical LNC Stock Units equal in value to the amount of your contribution.  You may become a direct owner of the shares of LNC Common Stock through the Plan only when you take a distribution and receive LNC Common Stock.

•	Share Voting Rights: You will not have voting rights with respect to your investment in this Fund.

•
Trading Restrictions: Officers and certain other employees of LNC (“Restricted Employees”) with access to inside information are subject to regular quarterly trading restrictions imposed by LNC on any transaction involving LNC securities, including derivative securities that might cause an increase or decreases in their interest in the Fund.  Except for trading under a written securities trading plan meeting the requirements of Rule 10b5-1, Restricted Employees may only engage in fund switching transactions to increase or decrease their interest in this Investment Option during previously announced window trading periods described in LNC’s Insider Trading and Confidentiality Policy.

•	Account Manager: Wilmington Trust Company.

•	Expense: 0.00%

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EXPERTS
_________________________________________________

The consolidated financial statements of LNC included in LNC’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including schedules appearing therein), and the effectiveness of LNC’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements and management's assessment of internal control over financial reporting are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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LEGAL MATTERS
_________________________________________________

The validity of the securities offered hereby was passed upon for us by Stephen E. Rahn, Esquire, Vice President, Associate General Counsel of Lincoln National Corporation.  As of April 15, 2010 Mr. Rahn beneficially owns approximately 27,571 shares of our Common Stock including options exercisable within sixty (60) days of the date of the Registration Statement.

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WHERE YOU CAN FIND MORE INFORMATION
_________________________________________________

        We file annual, quarterly and current reports, proxy statements and other information and documents with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at:

•
public reference room maintained by the SEC in: Washington, D.C. (100 F. Street, N.E., Room 1580, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330, or

•	the SEC website located at www.sec.gov.

This Prospectus Supplement is one part of s Registration Statement filed on Form S-3 with the SEC under the Securities Act. This Prospectus Supplement does not contain all of the information set forth in the Registration Statements and the exhibits and schedules to the Registration Statements. For further information concerning us and the securities, you should read the entire Registration Statements and the additional information described under “Documents Incorporated by Reference” below. The Registration Statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statements or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us, including the additional information described under “Documents Incorporated by Reference” is also available on our web site at http://www.lincolnfinancial.com/investors. This URL and the SEC’s URL above are intended to be inactive textual references only. Such information on our or the SEC’s web site is not a part of this Prospectus Supplement.

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DOCUMENTS INCORPORATED BY REFERENCE
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The following documents have been filed (File No. 1-6028) with the SEC in accordance with the provisions of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated by reference in this Prospectus Supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Our Current Reports on Form 8-K filed with the SEC on January 4, January 7, February 5, February 26, and March 16, 2010; and

•	The description of our Common Stock contained in Form 10 filed with the SEC on April 28, 1969, including any amendments or reports filed for the purpose of updating that description; and

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The description of our common Stock Purchase rights contained in our Registration Statement on Form 8-A/A, Amendment No. 1, filed with the SEC on December 2, 1996 (File No. 1-6028), including any amendments or reports filed for the purpose of updating that description.

Each LNC document filed subsequent to the date of this Prospectus Supplement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus Supplement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus Supplement.

We will provide without charge to each person to whom this Prospectus Supplement is delivered, upon the written or oral request of such person, a copy of the documents incorporated by reference as described above (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents), copies of all documents constituting part of the prospectus for the Plan, and copies of the Plan.  Please direct your oral or written request to:  Charles A. Brawley, III, Vice President and Associate General Counsel, 150 N. Radnor Chester Road, Radnor, PA  19342, 484-583-1400, or charles.brawley@lfg.com.